                                 U.S. $65,000,000
                          MULTICURRENCY CREDIT AGREEMENT



                                    dated as of


                                   May 12, 1995


                                       among


                              THE CHERRY CORPORATION,

                              THE BANKS PARTY HERETO,


                                        and


                           HARRIS TRUST AND SAVINGS BANK
                                     as Agent

                                 TABLE OF CONTENTS

                                                                            PAGE

  SECTION 1.     THE REVOLVING CREDIT

  SECTION 1.1.   GENERAL TERMS
  SECTION 1.2.   COMMITTED LOANS
  SECTION 1.3.   LETTERS OF CREDIT
  SECTION 1.4.   APPLICABLE INTEREST RATES
  SECTION 1.5.   MINIMUM BORROWING AMOUNT
  SECTION 1.6.   MANNER OF BORROWING COMMITTED LOANS
  SECTION 1.7. INTEREST RATE MARGIN, LETTER OF CREDIT FEE AND COMMITMENT FEE ADJUSTMENT.

  SECTION 2.     THE COMPETITIVE BID FACILITY

  SECTION 2.1.   THE BID LOANS
  SECTION 2.2.   REQUESTS FOR BID LOANS
  SECTION 2.3.   NOTICE OF BIDS
  SECTION 2.4.   ACCEPTANCE OR REJECTION OF BIDS
  SECTION 2.5.   NOTICE OF ACCEPTANCE OR REJECTION OF BIDS
  SECTION 2.6.   TELEPHONIC NOTICE

  SECTION 3.     GENERAL PROVISIONS APPLICABLE TO ALL LOANS

  SECTION 3.1.   INTEREST PERIODS
  SECTION 3.2.   MATURITY OF LOANS
  SECTION 3.3.   DEFAULT RATE
  SECTION 3.4.   COMMITMENT TERMINATIONS
  SECTION 3.5.   FUNDING INDEMNITY

  SECTION 4. FEES, PAYMENTS, REDUCTIONS, APPLICATIONS, EXTENSIONS AND CHANGE IN CIRCUMSTANCES

  SECTION 4.1.   FACILITY FEE
  SECTION 4.2.   LETTER OF CREDIT FEES
  SECTION 4.3.   AGENT'S FEES
  SECTION 4.4.   VOLUNTARY PREPAYMENTS
  SECTION 4.5.   MANDATORY PREPAYMENTS
  SECTION 4.6.   EXTENSION OF THE REVOLVING CREDIT COMMITMENTS
  SECTION 4.7.   DISCRETION OF BANK AS TO MANNER OF FUNDING
  SECTION 4.8.   PLACE AND APPLICATION OF PAYMENTS
  SECTION 4.9.   CHANGE OF LAW
  SECTION 4.10. UNAVAILABILITY OF DEPOSITS OR INABILITY TO ASCERTAIN, OR INADEQUACY OF, LIBOR
  SECTION 4.11.  INCREASED COST AND REDUCED RETURN
  SECTION 4.12.  LENDING OFFICES
  SECTION 4.13.  EXEMPTIONS FROM WITHHOLDING

  SECTION 5.     THE COLLATERAL AND GUARANTIES

  SECTION 5.1.   DESCRIPTION OF COLLATERAL
  SECTION 5.2.   GUARANTIES

  SECTION 6.     REPRESENTATIONS AND WARRANTIES

  SECTION 6.1.   CORPORATE ORGANIZATION AND AUTHORITY
  SECTION 6.2.   OUTSTANDING INDEBTEDNESS

  SECTION 6.3.   FINANCIAL STATEMENTS
  SECTION 6.4.   RESTRICTIONS ON COMPANY AND SUBSIDIARIES
  SECTION 6.5.   PENDING LITIGATION
  SECTION 6.6.   TITLE TO PROPERTIES
  SECTION 6.7.   PATENTS, TRADEMARKS AND FRANCHISES
  SECTION 6.8.   FINANCING IS LEGAL AND AUTHORIZED
  SECTION 6.9.   NO DEFAULTS
  SECTION 6.10.  GOVERNMENTAL CONSENT
  SECTION 6.11.  TAXES
  SECTION 6.12.  NOT AN INVESTMENT COMPANY; PUBLIC UTILITY HOLDING COMPANY
  SECTION 6.13.  REGULATION U
  SECTION 6.14.  ERISA
  SECTION 6.15.  COMPLIANCE WITH LAW
  SECTION 6.16.  BURDENSOME CONTRACTS WITH AFFILIATES
  SECTION 6.17.  USE OF PROCEEDS
  SECTION 6.18.  FULL DISCLOSURE

  SECTION 7.     CONDITIONS PRECEDENT

  SECTION 7.1.   CONDITIONS TO INITIAL CREDIT EXTENSION
  SECTION 7.2.   CONDITIONS TO EACH EXTENSION OF CREDIT

  SECTION 8.     COMPANY COVENANTS

  SECTION 8.1.   CORPORATE EXISTENCE, ETC
  SECTION 8.2.   INSURANCE
  SECTION 8.3.   TAXES, CLAIMS FOR LABOR AND MATERIALS, COMPLIANCE WITH LAWS
  SECTION 8.4.   MAINTENANCE OF PROPERTIES AND BUSINESS
  SECTION 8.5.   NATURE OF BUSINESS
  SECTION 8.6.   REPORTS AND RIGHTS OF INSPECTION
  SECTION 8.7. CONSOLIDATED TANGIBLE NET WORTH FOR THE COMPANY AND ITS SUBSIDIARIES
  SECTION 8.8.   LEVERAGE RATIO FOR THE COMPANY AND ITS SUBSIDIARIES
  SECTION 8.9. INDEBTEDNESS TO CASH FLOW RATIO FOR THE COMPANY AND ITS SUBSIDIARIES
  SECTION 8.10.  COVERAGE RATIO FOR THE COMPANY AND ITS SUBSIDIARIES
  SECTION 8.11.  INCURRENCE OF INDEBTEDNESS
  SECTION 8.12.  LIMITATION ON LIENS
  SECTION 8.13.  INVESTMENTS, LOANS AND ADVANCES
  SECTION 8.14.  DIVIDENDS AND OTHER RESTRICTED PAYMENTS
  SECTION 8.15.  ERISA COMPLIANCE
  SECTION 8.16.  MERGERS, CONSOLIDATIONS AND SALES OF ASSETS
  SECTION 8.17.  TRANSACTIONS WITH AFFILIATES
  SECTION 8.18.  TERMS OF COLLATERAL DOCUMENTS NOT SUPERCEDED
  SECTION 8.19.  CHANGES IN FISCAL YEAR
  SECTION 8.20.  COMPLIANCE WITH COLLATERAL DOCUMENTS AND GUARANTY AGREEMENTS
  SECTION 8.21.  PLEDGE AGREEMENT

  SECTION 9.     EVENTS OF DEFAULT AND REMEDIES

  SECTION 9.1.   EVENTS OF DEFAULT
  SECTION 9.2.   NON-BANKRUPTCY DEFAULTS
  SECTION 9.3.   BANKRUPTCY DEFAULTS
  SECTION 9.4.   COLLATERAL FOR UNDRAWN LETTERS OF CREDIT

  SECTION 10.    DEFINITIONS

  SECTION 10.1.  DEFINITIONS
  SECTION 10.2.  ACCOUNTING PRINCIPLES

  SECTION 10.3.  DIRECTLY OR INDIRECTLY

  SECTION 11.    THE AGENT

  SECTION 11.1.  APPOINTMENT AND AUTHORIZATION
  SECTION 11.2.  RIGHTS AS A BANK
  SECTION 11.3.  STANDARD OF CARE
  SECTION 11.4.  COSTS AND EXPENSES
  SECTION 11.5.  INDEMNITY

  SECTION 12.    MISCELLANEOUS

  SECTION 12.1   WAIVER OF RIGHTS
  SECTION 12.2.  NON-BUSINESS DAY
  SECTION 12.3.  DOCUMENTARY TAXES
  SECTION 12.4.  SURVIVAL OF REPRESENTATIONS
  SECTION 12.5.  SURVIVAL OF INDEMNITIES
  SECTION 12.6.  SET-OFF SHARING
  SECTION 12.7.  NOTICES
  SECTION 12.8.  COUNTERPARTS
  SECTION 12.9.  SUCCESSORS AND ASSIGNS
  SECTION 12.10. PARTICIPANTS
  SECTION 12.11. COSTS AND EXPENSES
  SECTION 12.12. CONSTRUCTION
  SECTION 12.13. ASSIGNMENT AGREEMENTS
  SECTION 12.14. AMENDMENTS AND WAIVERS
  SECTION 12.15. CURRENCY
  SECTION 12.16. GOVERNING LAW
  SECTION 12.17. ENTIRE AGREEMENT
  SECTION 12.18. HEADINGS


  EXHIBIT A - REVOLVING CREDIT NOTE
  EXHIBIT B - BID NOTE
  EXHIBIT C - BID LOAN REQUEST CONFIRMATION
  EXHIBIT D - INVITATION TO BID
  EXHIBIT E - CONFIRMATION OF BID
  EXHIBIT F - NOTICE OF ACCEPTANCE OF BID
  EXHIBIT G - DESCRIPTION OF CLOSING OPINION OF COUNSEL FOR THE COMPANY

  SCHEDULE 6.1 - SUBSIDIARIES AS OF FEBRUARY 28, 1995
  SCHEDULE 6.2 - INDEBTEDNESS AND LIENS
  SCHEDULE 6.4 -
  SCHEDULE 6.5 - DISCLOSURE SCHEDULE

                                 CREDIT AGREEMENT

  To each of the Banks
    signatory hereto:

  Gentlemen:

       The undersigned, The Cherry Corporation, a Delaware corporation (the "Company"), applies to you for your several commitments, subject to all the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, to make available a revolving credit for loans and letters of credit (the "Revolving Credit") and a discretionary bid facility, as described herein. Each of you is hereinafter referred to individually as a "Bank," all of you are hereinafter referred to collectively as the "Banks," and Harris Trust and Savings Bank in its capacity as agent for the Banks hereunder is hereinafter referred to as the "Agent."

  Section 1.     The Revolving Credit.

       Section 1.1. General Terms. Subject to the terms and conditions hereof, each Bank, by its acceptance hereof, severally agrees to make a Revolving Credit available to the Company from time to time on a revolving basis in the amount of its commitment set forth on the applicable signature page hereof (its "Commitment" and cumulatively for all the Banks, the "Commitments"), subject to any reductions thereof pursuant to Section 3.4 Hereof, through but not including the Termination Date. The Revolving Credit may be utilized by the Company in the form of loans (collectively the "Committed Loans" and individually a "Committed Loan") and Letters of Credit, all as more fully hereinafter set forth. At no time shall the aggregate principal amount of all outstanding Loans (which, in the case of Eurocurrency Loans denominated in an Alternative Currency, means the Original Dollar Amount thereof) and Letter of Credit Utilization exceed $65,000,000.

       Section 1.2. Committed Loans. Each Borrowing of Committed Loans shall be made ratably from the Banks in proportion to their respective Commitments. The Company may elect that each Borrowing of Committed Loans be made available by means of Domestic Rate Loans denominated in U.S. Dollars or Eurocurrency Loans denominated in either German Deutschmarks, Japanese Yen, British Pounds Sterling or other currency acceptable to the Banks and Agent, so long as such currency is freely transferable and freely convertible into U.S. Dollars (each an "Alternative Currency") or in U.S. Dollars, or any combination thereof, which Loans may be repaid and the principal amount thereof reborrowed prior to the Termination Date, subject to all reductions in the Commitments and all other terms and conditions hereof.

       Section 1.3.   Letters of Credit.

       (a) General Terms. Subject to all of the terms and conditions hereof, the Revolving Credit may be availed of in the form of standby letters of credit issued by the Agent for the account of the Company (individually, a "Letter of Credit" and collectively, the "Letters of Credit") provided however that the maximum Letter of Credit Utilization under the Revolving Credit shall at no time exceed $5,000,000. The Agent shall issue the Letters of Credit for the account of the Banks and, accordingly, each Letter of Credit shall be deemed to utilize a pro rata share of the Commitments of each Bank. The Agent shall give each Bank prompt notice of the issuance of each Letter of Credit hereunder together with such information with respect thereto as any Bank shall reasonably request.

       (b) General Characteristics. Each Letter of Credit issued hereunder shall be payable in U.S. dollars or an Alternative Currency and shall expire or be terminable at the option of the Agent within twelve (12) months from the date of issuance thereof or be automatically renewable for additional periods of twelve (12) months or less (or such longer term as may be approved by the Required Banks) but in no event later than the Termination Date, shall conform to the general requirements of the Agent for the issuance of letters of credit as to form and substance and shall be a letter of credit which the Agent may lawfully issue.

       (c) Applications and Agreements. At the time the Company requests a Letter of Credit to be issued (or prior to the first issuance of a Letter of Credit, in the case of a continuing application), it shall execute and deliver to the Agent an application for such Letter of Credit in the form prescribed by the Agent (individually, an "Application" and collectively, "Applications"). Subject to the other provisions of this subsection, the obligation of the Company to reimburse the Agent for drawings under a Letter of Credit shall be governed by the Application for such Letter of Credit. In the event a drawing is paid on a Letter of Credit and the Company has not notified the Agent by 10:30 a.m. (Chicago time) on the date when such drawing is paid that the Company intends to repay such reimbursement obligation with funds not borrowed under this Agreement, the Company shall be deemed to have irrevocably requested a Borrowing of Domestic Rate Loans under the Revolving Credit on such day in the amount of the reimbursement obligation then due, subject to Section 7.2 hereof (other than its requirement that each Borrowing of Domestic Rate Loans be in a certain minimum amount), which new Borrowing of Revolving Credit Loans shall be applied to pay the reimbursement obligation then due. Anything contained in the Applications to the contrary notwithstanding (aa) the Company shall pay fees in connection with Letters of Credit as set forth in section 4.2 hereof, (ab) in the event that the Agent is not promptly reimbursed (whether out of the proceeds of a Borrowing of Revolving Credit Loans or otherwise) for the amount of any draft drawn under a Letter of Credit issued hereunder after notice to the Company that such draft has been received, the obligation of the Company to reimburse the Agent for the amount of such draft shall bear interest (which the Company hereby promises to pay) from and after the date the draft is paid at a fluctuating rate determined daily by adding 2% to the Domestic Rate as from time to time in effect, (ac) prior to the occurrence of an Event of Default, the Agent will not call for additional collateral security for the obligations of the Company under the Applications other than the collateral security consisting of rights in goods and commodities (or documents of title evidencing same) the payment for which is supported by the Letters of Credit and (ad) prior to the occurrence of an Event of Default, the Agent will not call for the funding of a Letter of Credit prior to being presented with a draft thereunder (or, in the event the draft is a time draft, prior to its due date).

       (d) Participations in Letters of Credit. Each Bank (including the Agent in its individual capacity as a Bank) shall participate on a pro rata basis in the Letters of Credit issued by the Agent, which participation shall automatically arise upon the issuance of each such Letter of Credit (such participations to ratably count against the Commitments of the Banks when the Letters of Credit are issued). Each Bank unconditionally agrees that in the event the Agent is not immediately reimbursed by the Company for the amount paid by the Agent on any draft presented to it under a Letter of Credit, then in that event such Bank shall pay to the Agent that portion of the amount of each draft so paid by the Agent which is equal to the same percentage of the amount so paid as the percentage which its Commitment bears to the aggregate Commitments and in return such Bank shall automatically receive an equivalent percentage participation in the rights of the Agent to obtain reimbursement from the Company for the amount of such draft, together with interest thereon as provided for herein. In the event that any Bank fails to honor its obligation to reimburse the Agent for its pro rata share of the amount of any such draft then in that event (i) each other Bank shall pay to the Agent its pro rata share of the payment then due the Agent from the defaulting Bank,
  (ii) the defaulting Bank shall have no right to participate in any recoveries from the Company in respect of such draft and (iii) all other amounts to which the defaulting Bank would otherwise be entitled under the terms of this Agreement or the Collateral Documents (whether payments of interest, principal or fees of any kind) shall first be applied to reimbursing the Agent for the defaulting Bank's portion of the draft, together with interest thereon at the rate provided for in Section 1.3(c) hereof. Upon reimbursement to the Agent (pursuant to clause (i) or (iii) above) of the amount advanced by the Agent in respect of the defaulting Bank's share of the draft, together with the interest thereon as provided for in Section 1.3(c) hereof, the defaulting Bank shall thereupon be entitled to its participation in the Agent's rights of recovery against the Company in respect of the draft paid by the Agent. Nothing herein contained shall release any defaulting Bank from its liability hereunder nor limit any liability it would otherwise have to the Agent or any Bank on account of such breach.

       Section 1.4. Applicable Interest Rates. (a) Domestic Rate Loans. Each Domestic Rate Loan made by a Bank shall bear interest (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is made until maturity (whether by acceleration or otherwise) at a rate per annum equal to the Domestic Rate from time to time in effect, payable on the last day of the applicable Interest Period and at maturity (whether by acceleration or otherwise).

       (b) Eurocurrency Loans. (i) General. Each Eurocurrency Loan made by a Bank shall bear interest (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is made until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Eurocurrency Margin plus the Adjusted LIBOR, payable on the last day of the applicable Interest Period and at maturity (whether by acceleration or otherwise), and, if the applicable Interest Period is longer than three months, on each day occurring every three months after the date such Loan is made.

       "Adjusted LIBOR" means, for any Borrowing of Eurocurrency Loans, a rate per annum determined in accordance with the following formula:

                                       LIBOR
      Adjusted LIBOR = --------------------------------------
                       100% - Eurocurrency Reserve Percentage

       "LIBOR" means, with respect to an Interest Period for a Borrowing of Eurocurrency Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rate of interest per annum, as determined by the Agent (rounded upwards, if necessary, to the nearest whole multiple of 1/16 of 1%), at which deposits of U.S. Dollars or the relevant Alternative Currency in immediately available and freely transferable funds are offered to the Agent at 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period by major banks in the interbank market for a period equal to such Interest Period and in an amount approximately equal to the principal amount of the Eurocurrency Loan scheduled to be made by the Agent as part of such Borrowing.

       "LIBOR Index Rate" means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars or the relevant Alternative Currency for a period equal to such Interest Period, which appears on the Telerate Page 3750 as of 11:00 a.m. (London, England time) on the day two Business Days before the commencement of such Interest Period.

       "Telerate Page 3750" means the display designated as "Page 3750" on the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for deposits in U.S. Dollars or the relevant Alternative Currency).

       "Eurocurrency Reserve Percentage" means, for any Borrowing of Eurocurrency Loans, the daily average for the applicable Interest Period of the maximum rate at which reserves (including, without limitation, any supplemental, marginal and emergency reserves) are imposed during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) under Regulation D on "eurocurrency liabilities", as defined in such Board's Regulation D, (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Loans is determined or any category of extension of credit or other assets that include loans by non-United States offices of any Bank to United States residents) subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the Eurocurrency Loans shall be deemed to be "eurocurrency liabilities" as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.

       "Eurocurrency Margin" means .375% subject to adjustment as provided in
  Section 1.7 hereof.

       (ii) Borrowings of Alternative Currencies. On the date the Company requests a Borrowing of Eurocurrency Loans in an Alternative Currency, as provided in Section 1.6(a) below, the Agent shall promptly notify each Bank of the currency in which such Borrowing is requested. If a Bank determines that such Alternative Currency is not available to it in sufficient amount and for a sufficient term to enable it to make the Loan requested of it as part of such Eurocurrency Borrowing and so notifies the Agent no later than 2:00 p.m. (Chicago time) on the same day it receives notice from the Agent of such requested Loan, the Agent shall promptly so notify the Company. If the Company nevertheless desires such Borrowing, it must notify the Agent by no later than 3:00 p.m. (Chicago time) on such day. If the Agent does not receive such notice from the Company by 3:00 p.m. (Chicago time), the Company shall automatically be deemed to have revoked its request of the Eurocurrency Borrowing and the Agent will promptly notify the Banks of such revocation.
  If the Company does give such notice by 3:00 p.m. (Chicago time), each Bank that did not notify the Agent by 2:00 p.m. (Chicago time) that the requested Alternative Currency is unavailable to it to fund the requested Loan shall, subject to Section 7 hereof, make its Loan in the Alternative Currency requested in accordance with Section 1.6(d) hereof. Each Bank that did so notify the Agent by 2:00 p.m. (Chicago time) that it would not be able to make the Loan requested from it shall, subject to Section 7 hereof, make a Eurocurrency Loan denominated in U.S. Dollars in the amount of the Original Dollar Amount of, and with the same Interest Period as, the Eurocurrency Loan such Bank was originally requested to make. Such Eurocurrency Loan denominated in U.S. Dollars shall be made by the affected Bank on the same day as the other Banks make their Eurocurrency Loans denominated in the applicable Alternative Currency as part of the relevant Borrowing of Eurocurrency Loans, but shall bear interest with reference to the Adjusted LIBOR applicable to U.S. Dollars rather than the relevant Alternative Currency for the applicable Interest Period and shall be made available in accordance with the procedures for disbursing U.S. Dollar Loans under Section 1.6(d) hereof. Any Loan made in an Alternative Currency shall be advanced in such currency, and all payments of principal and interest thereon shall be made in such Alternative Currency.

       (c) Bid Loans. Each Bid Loan made by a Bank shall bear interest (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount of each Bid Loan from the applicable Borrowing Date until maturity (whether by acceleration or otherwise) at the rate of interest applicable to such Bid Loan as determined pursuant to Section 2.2 hereof, payable on the last day of the applicable Interest Period and at maturity (whether by acceleration or otherwise) and, if the applicable Interest Period is longer than 90 days, on each day occurring every 90 days after the Borrowing Date.

       (d) Rate Determinations. The Agent shall determine each interest rate applicable to the Committed Loans and such determination shall be conclusive and binding on the parties hereto except in the case of manifest error or willful misconduct.

       Section 1.5. Minimum Borrowing Amount. Each Borrowing of Committed Loans shall be in an amount not less than (i) in the case of Eurocurrency Loans denominated in an Alternative Currency, an amount for which the U.S. Dollar Equivalent is not less than $1,000,000 or, solely in the case of Refunding Borrowing for a Borrowing in an Alternative Currency, if less, the same amount of the Alternative Currency as the maturing Borrowing, and (ii) in the case of Loans denominated in U.S. Dollars $500,000 or any larger amount that is an integral multiple of $100,000.

       Section 1.6. Manner of Borrowing Committed Loans. (a) Notice to the Agent. In order to borrow any Committed Loans, the Company shall give telephonic or telecopy notice to the Agent (which notice shall be irrevocable (except as set forth in Section 1.4(b)(ii) hereof) once given and, if by telephone, shall be promptly confirmed in writing) by no later than 10:00 a.m. (Chicago time) (i) on the date at least three (3) Business Days prior to the date of each requested Borrowing of Eurocurrency Loans and (ii) on the date of any requested Borrowing of Domestic Rate Loans. Each such notice shall specify the date of the requested Borrowing (which shall be a Business
  Day), the amount of the requested Borrowing, the type of Loans to comprise such Borrowing, if such Borrowing is to be comprised of Eurocurrency Loans, the Interest Period applicable thereto, and, if such Borrowing is of a Eurocurrency Loan denominated in an Alternative Currency, the Alternative Currency in which such Committed Loan is to be denominated. The Company agrees that the Agent may rely on any such telephonic or telecopy notice given by any person who identifies himself or herself as being an Authorized Representative of the Company without the necessity of independent investigation and in the event any notice by such means conflicts with the written confirmation, such notice shall govern if the Agent has acted in reliance thereon.

       (b) Notice to the Banks. The Agent shall give prompt telephonic, telex or telecopy notice to each Bank of any borrowing request it receives pursuant to Section 1.6(a) above and, if such notice requests the Banks to make a Eurocurrency Loan, the Agent shall give notice to the Company and each of the

  Banks by like means of the interest rate applicable thereto (but, if such notice is given by telephone, the Agent shall confirm such rate in writing) promptly after the Agent has made such determination.

       (c) Company's Failure to Notify. In the event the Company fails to give notice pursuant to Section 1.6(a) above of the reborrowing of the principal amount of any maturing Borrowing of Committed Loans denominated in U.S. Dollars and has not notified the Agent by 10:00 a.m. (Chicago time) on the day such Borrowing matures that it intends to repay such Borrowing, the Company shall be deemed to have requested a Borrowing of Domestic Rate Loans on such day in the amount of the maturing Borrowing of Committed Loans, subject to Section 7.2 hereof. In the event the Company fails to give notice pursuant to Section 1.6(a) above of the reborrowing of the principal amount of any maturing Borrowing of Committed Loans denominated in an Alternative Currency and has not notified the Agent by 10:00 a.m. (Chicago time) three
  (3) Business Days before the day such Borrowing matures that it intends to repay such Borrowing, the Company shall be deemed to have requested a Borrowing of Eurocurrency Loans denominated in the same currency as the maturing Borrowing on such day in the amount of the maturing Borrowing of Committed Loans with an Interest Period of one (1) month, subject to Section
  7.2 hereof.

       (d) Disbursement of Committed Loans. Not later than 12:00 noon (Chicago time) on the date of any Borrowing of Committed Loans denominated in U.S. Dollars, subject to Section 7 hereof, each Bank shall make available its Committed Loan in funds immediately available in Chicago, Illinois at the principal office of the Agent, except to the extent such Borrowing is a reborrowing, in whole or in part, of the principal amount of a maturing Borrowing of Committed Loans (a "Refunding Borrowing"), in which case each Bank shall record the Committed Loan made by it as a part of such Refunding Borrowing on its books or records or on a schedule to the appropriate Note, as provided in Section 3.6 hereof, and shall effect the repayment, in whole or in part, as appropriate, of its maturing Committed Loan through the proceeds of such new Committed Loan. Subject to Section 7 hereof, the Agent shall make the proceeds of each non-Refunding Borrowing denominated in U.S. Dollars available to the Company at the Agent's principal office in Chicago, Illinois. If a Borrowing is to be denominated in an Alternative Currency, subject to Sections 1.4(b)(ii) and 7 hereof, each Bank shall make available its Committed Loan in the Alternative Currency at such office as the Agent has previously notified to each Bank, for delivery to the Company at the Agent's direction, in funds then customary for the settlement of international transactions in such currency and no later than such local time as is necessary for such funds to be received and transferred to the Company for same day value, except to the extent such Borrowing is a Refunding Borrowing, in which case each Bank shall record the Committed Loan made by it as part of such Refunding Borrowing on its books and records or on a schedule to its Revolving Credit Note, as provided in Section 3.6 hereof and shall effect the repayment, in whole or in part, as appropriate, of its maturing Loan through the proceeds of such new Committed Loan.

       Section 1.7. Interest Rate Margin, Letter of Credit Fee and Commitment Fee Adjustment. The applicable Eurocurrency Margin specified in Section 1.4(b) hereof, the letter of credit fee specified in Section 4.2 and the facility fee specified in Section 4.1 hereof shall be subject to quarterly adjustment (commencing with the fiscal quarter ending February 28, 1995) as follows (the margins from time to time applicable to the Eurocurrency Loans being hereinafter referred to as the "Applicable Eurocurrency Margin", the letter of credit fee from time to time in effect being hereinafter referred to as the "Applicable Letter of Credit Fee" and the facility fee from time to time in effect being hereinafter referred to as the "Applicable Facility Fee") with the Leverage Ratio being computed as in effect on the last day of each fiscal quarter:

                                             Applicable
                                         Eurocurrency Margin
                                           and Applicable        Applicable
   If as of the last day of any fiscal    Letter of Credit      Facility Fee
   quarter:                              Fee Shall Each Be:       Shall Be:

   LEVEL I:  Leverage Ratio is less             .375%               .125%
   than or equal to 25%

   LEVEL II:  Leverage Ratio is greater         .50%                .15%
   than 25% but less than or equal to
   35%

   LEVEL III:  Leverage Ratio is                .625%               .20%
   greater than 35%

       Not later than five Business Days after receipt by the Agent of the financial statements and the compliance certificate called for by Section 8.6 hereof for the applicable quarter, the Agent shall determine the Leverage Ratio for the applicable period based on the information contained in such financial statements and compliance certificate and shall promptly notify the Company and the Banks of such determination and of any change in the Applicable Eurocurrency Margin, Applicable Letter of Credit Fee and Applicable Facility Fee resulting therefrom, any such change in the Applicable Eurocurrency Margin, Applicable Letter of Credit Fee and Applicable Facility Fee to be effective as of the date the Agent so notifies the Company, with such new Applicable Eurocurrency Margin, Applicable Letter of Credit Fee and Applicable Facility Fee to continue in effect until the effective date of the next quarterly redetermination in accordance with the foregoing. Each determination of the Leverage Ratio, Applicable Eurocurrency Margin, Applicable Letter of Credit Fee and Applicable Facility Fee by the Agent in accordance with this Section shall be conclusive and binding on the Company and the Banks absent manifest error.

  Section 2.     The Competitive Bid Facility.

       Section 2.1. The Bid Loans. At any time before the Termination Date, the Company may request the Banks to offer, in their sole discretion, to make loans (each a "Bid Loan" and collectively, the "Bid Loans") to it in the manner set forth in this Section 2 and in amounts such that the aggregate principal amount of all Committed Loans (which in the case of Eurocurrency Loans denominated in an Alternative Currency, means the Original Dollar Amount thereof) plus Bid Loans plus the Letter of Credit Utilization at any time outstanding hereunder shall not exceed the Commitments of the Banks then in effect. The Banks may, but shall have no obligation to, make such offers in any amount (subject to the minimum amounts set forth in Section 2.1(c) hereof) up to the full amount requested by the Company and the Company may, but shall have no obligation to, accept any such offers in the manner set forth in this Section 2. Each Bank may offer to make Bid Loans in any amount (whether greater than, equal to, or less than its Commitment), subject to the limitation that the aggregate principal amount of all Loans (which in the case of Eurocurrency Loans denominated in an Alternative Currency, means the Original Dollar Amount) plus the Letter of Credit Utilization outstanding at any time may not at any time exceed the Commitments then in effect and subject to the other conditions of this Section 2; provided further no Bank may have Bid Loans outstanding at any one time in an amount in excess of three times its Commitment. All Bid Loans shall be denominated in U.S. Dollars.

       Section 2.2. Requests for Bid Loans. (a) Requests and Confirmations. In order to request a Borrowing of Bid Loans (a "Bid Loan Request"), the Company shall give telephonic notice to the Agent no later than 2:00 p.m. (Chicago time) one (1) Business Day before the proposed date of Borrowing which must be a Business Day (the "Borrowing Date"), followed on the same day by a duly completed confirmation (a "Bid Loan Request Confirmation"), delivered by telecopier or other means of facsimile communication, substantially in the form of Exhibit C hereto or otherwise containing the information required by this Section 2.2, to be received by the Agent no later than 2:30 p.m. (Chicago time) on such day. Bid Loan Request Confirmations that do not conform substantially to the format of Exhibit C hereto or otherwise contain the information required by this Section 2.2 shall be rejected by the Agent, and the Agent shall give telephonic notice to the Company of such rejection promptly after it determines (which determination shall be conclusive) that the Bid Loan Request Confirmation does not substantially conform to the format of Exhibit C hereto or otherwise contain the information required by this Section 2.2. Requests for Bid Loans shall in each case refer to this Agreement and specify (i) the proposed Borrowing Date, (ii) the aggregate principal amount thereof (which shall not be less than $3,000,000 and shall be an integral multiple of $1,000,000) and
  (iii) up to three (3) Interest Periods of 1-180 days thereafter with respect to the entire amount specified in such Bid Loan Request (and, if so, desired by the Company, specifying the maximum amount the Company would borrow for any specific Interest Period).

       (b) Invitation to Bid. Upon receipt by the Agent of a Bid Loan Request Confirmation that conforms substantially to the format of Exhibit C hereto or otherwise contains the information required by this Section 2.2, the Agent shall, by telephone (no later than 3:30 p.m. (Chicago time) on the same day the Agent receives a Bid Loan Request Confirmation), promptly confirmed by a telecopy or other form of facsimile communication in the form of Exhibit D hereto, invite each Bank to bid, on the terms and conditions of this Agreement, to make Bid Loans pursuant to such Bid Loan Request.

       (c) Bids. Each Bank may, in its sole discretion, offer to make a Bid Loan or Loans (a "Bid") to the Company responsive to the related Bid Loan Request. Each Bid by a Bank must be received by the Agent by telephone not later than 9:00 a.m. (Chicago time) on the proposed Borrowing Date promptly confirmed in writing by a duly completed confirmation (a "Confirmation of Bid") delivered by telecopier or other means of facsimile communication substantially in the form of Exhibit E hereto or otherwise containing the information required by this subsection (c), to be received by the Agent on the same day; provided, however, that any Bid made by a Bank which is the Agent must be made by telephone to the Company by no later than 8:45 a.m. (Chicago time) on such day. Each Bid and each Confirmation of Bid shall refer to this Agreement and specify (i) the principal amount (which shall not be less than $3,000,000 and shall be an integral multiple of $1,000,000) of each Bid Loan that the Bank is willing to make to the Company, (ii) the interest rate (which shall be computed on the basis of a 360 day year and actual days elapsed for a period equal to the proposed Interest Period applicable thereto) at which the relevant Bank is prepared to make each such offered Bid Loan and (iii) the Interest Period applicable to each such offered Bid Loan. The Agent shall reject any Bid if such Bid (i) does not specify all of the information specified in the immediately preceding sentence, (ii) contains any qualifying, conditional, or similar language other than as provided for in the immediately preceding sentence, (iii) proposes terms other than or in addition to those set forth in the Bid Loan Request to which it responds other than as provided for in the immediately preceding sentence, or (iv) is received by the Agent later than 9:00 a.m.

  (Chicago time). Any Bid submitted by a Bank pursuant to this Section 2.2 shall be irrevocable and shall be promptly confirmed by a telecopy or other form of facsimile communication in the form of Exhibit F hereto; provided that in all events the telephone Bid received by the Agent shall be binding on the relevant Bank and shall not be altered, modified, or in any other manner affected by any inconsistent terms contained in, or terms missing from, such Bank's Confirmation of Bid. Each offer contained in a Bid to make a Bid Loan in a certain amount, at a certain interest rate, and for a certain Interest Period is referred to herein as an "Offer".

       Section 2.3. Notice of Bids; Advice of Rate. The Agent shall give telephonic notice to the Company no later than 9:15 a.m. (Chicago time) on the proposed Borrowing Date of the number of Bids made, the interest rate(s) and corresponding Interest Period(s) applicable to each Bid, the maximum principal amount bid at each interest rate for each Interest Period, and the identity of the Bank making such Bid. The Agent shall send a written summary of all Bids received by it to the Company on the same day.

       Section 2.4. Acceptance or Rejection of Bids. The Company may in its sole and absolute discretion, subject only to the provisions of this Section 2.4, irrevocably accept or reject, in whole or in part, any Offer contained in a Bid. No later than 9:45 a.m. (Chicago time) on the proposed Borrowing Date, the Company shall give telephonic notice to the Agent of whether and to what extent it has decided to accept or reject any or all of the Offers made in response to a Bid Loan Request, which notice shall be promptly confirmed by a telecopy or other form of facsimile communication to be received by the Agent on the proposed Borrowing Date; provided, however, that in the event any Offers contained in the Bids are accepted (i) the Company shall accept Offers solely on the basis of ascending interest rates, (ii) if the Company declines to effect a Borrowing of the maximum principal amount of Bid Loans in respect of which Offers at a particular interest rate for a particular Interest Period have been made, or is prevented from doing so by any other condition hereof, then the Company shall accept a pro rata portion of each such Offer, based as nearly as possible on the ratio of the maximum aggregate principal amounts of Bid Loans for which each such Offer was made by each Bank (provided that, if the available principal amount of Bid Loans to be so allocated is not sufficient to enable Bid Loans to be so allocated to each relevant Bank in integral multiples of $1,000,000, then the Company may round allocations up or down in integral multiples not less than $500,000 as it shall deem appropriate), (iii) the aggregate principal amount of all Offers accepted by the Company shall not exceed the maximum amount contained in the related Bid Loan Request Confirmation, and (iv) no Offer of a Bid Loan shall be accepted in a principal amount less than $3,000,000; provided, further, the Company may not accept any offer of a Bank if after giving effect to the proposed Bid Loan such Bank will have Bid Loans outstanding in an aggregate principal amount in excess of three times such Bank's Commitment. Any telephonic notice given by the Company pursuant to this Section 2.4 shall be irrevocable and shall not be altered, modified, or in any other manner affected by any inconsistent terms contained in, or terms missing from, any written confirmation of such notice.

       Section 2.5. Notice of Acceptance or Rejection of Bids. (a) Notice to Banks Making Bids. The Agent shall give telephonic notice to each Bank that submits a Bid in compliance with Section 2.2(c) hereof whether any of the Offers contained in its Bid has been accepted (and if so, in what amount, at what interest rate and for what Interest Period) no later than 10:00 a.m. (Chicago time) on the proposed Borrowing Date, and each successful bidder will thereupon become bound, subject to Section 7 hereof and the other applicable conditions hereof, to make the Bid Loan(s) in respect of which its

  Bid has been accepted. As soon as practicable thereafter the Agent shall send written notice substantially in the form of Exhibit F hereto to each such successful bidder; provided, however, that failure to give such notice shall not affect the obligation of such successful bidder to disburse its Bid Loans as herein required.

       (b) Disbursement of Bid Loans. Not later than noon (Chicago time) on the Borrowing Date for each Borrowing of a Bid Loan(s), each Bank bound to make a Bid Loan(s) in accordance with Section 2.5(a) hereof shall make available to the Agent the principal amount of each such Bid Loan in immediately available funds at the Agent's principal office in Chicago, Illinois. Subject to Section 7 hereof, the Agent shall promptly thereafter make available to the Company like funds as received from each Bank, at such office of the Agent in Chicago, Illinois.

       (c) Bid Summaries to the Banks. The Agent shall promptly notify each Bank of the aggregate amount of Bid Loans advanced pursuant to a Bid Loan Request on such Borrowing Date, the Interest Period(s) therefor and the lowest and highest interest rates at which Bid Loans were made for each Interest Period.

       Section 2.6. Telephonic Notice. Each Bank's telephonic notice to the Agent of its Bid pursuant to Section 2.2(c) hereof, and the Company's telephonic acceptance of any Offer contained in a Bid pursuant to Section 2.4 hereof, shall be irrevocable and binding on such Bank and the Company and shall not be altered, modified, or in any other manner affected by any inconsistent terms contained in, or missing from, any telecopy or other confirmation of such telephonic notice. It is understood and agreed by the parties hereto that the Agent shall be entitled to act, or to fail to act, hereunder in reliance on its records of any telephonic notices provided for herein and that the Agent shall not incur any liability to any Person in so doing if its records conflict with any telecopy or other confirmation of a telephonic notice or otherwise, provided that the Agent has acted, or failed to act, in good faith. It is further understood and agreed by the parties hereto that the times of day as set forth in this Section 2 are for the convenience of all the parties for providing notices and that no party shall incur any liability or other responsibility for any failure to provide such notices within the specified times; provided, however, that the Agent shall have no obligation to notify the Company of any Bid received by it later than 9:00 a.m. (Chicago time) on the proposed Borrowing Date, and no acceptance by the Company of any Offer contained in a Bid shall be effective to bind any Bank to make a Bid Loan, nor shall the Agent be under any obligation to notify any Person of an acceptance, if notice of such acceptance is received by the Agent later than 9:45 a.m. (Chicago time) on the proposed Borrowing Date.

  Section 3.     General Provisions Applicable To All Loans.

       Section 3.1. Interest Periods. At the time of each request for the Borrowing of Loans hereunder the Company shall select an Interest Period applicable to such Loans from among the available options. The term "Interest Period" means the period commencing on the date a Borrowing of Loans is made and ending, (a) in the case of Domestic Rate Loans, on the last day of the calendar quarter in which such Loan is made (i.e. the first to occur of March 31, June 30, September 30, and December 31 following the date such Borrowing is made); (b) in the case of Eurocurrency Loans, the date, as the Company may select, 1, 2, 3 or 6 months thereafter; and (c) in the case of Bid Loans, as the Company may select, 1-180 days thereafter; provided, however, that:

       (a) any Interest Period for a Borrowing of Domestic Rate Loans commencing less than 90 days before the Termination Date shall end on the Termination Date;

       (b) with respect to any Borrowing of Fixed Rate Loans, the Company may not select an Interest Period that extends beyond the Termination Date; and

       (c) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, in the case of an Interest Period for a Borrowing of Eurocurrency Loans, if such extension would cause the last day of such Interest Period to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

       (d) for purposes of determining the Interest Period for a Borrowing of Eurocurrency Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

       Section 3.2. Maturity of Loans. Each Loan shall mature and become due and payable by the Company on the last day of the Interest Period applicable thereto.

       Section 3.3. Default Rate. If any payment of principal on any Loan is not made when due (whether by acceleration or otherwise), such Loan shall bear interest (computed on the basis of a year of 360 days and actual days elapsed) from the date such payment was due until paid in full, payable on demand, at a rate per annum equal to:

       (a) with respect to any Domestic Rate Loan, the sum of two percent (2%) plus the Domestic Rate from time to time in effect;

       (b) with respect to any Fixed Rate Loan denominated in U.S. Dollars, the sum of two percent (2%) plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of two percent (2%) plus the Domestic Rate from time to time in effect; and

       (c) with respect to any Eurocurrency Loan denominated in an Alternative Currency, the sum of two percent (2%) plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of the Applicable Eurocurrency Margin, plus two percent (2%) plus the rate of interest per annum as determined by the Agent (rounded upwards, if necessary, to the nearest whole multiple of one-sixteenth of one percent (1/16)) at which overnight or weekend deposits of the appropriate currency for delivery in immediately available and freely transferable funds would be offered by the Agent to major banks in the interbank market upon request of such major banks for the applicable period as determined above and in an amount comparable to the unpaid principal amount of any such Eurocurrency Loan (or, if the Agent is not placing deposits in such currency in the interbank market, then the Agent's costs of funds in such currency for such period).

       Section 3.4. Commitment Terminations. The Company shall have the right at any time and from time to time, upon five (5) Business Days' prior written notice to the Agent to terminate without premium or penalty, in whole or in part, the Commitments, any partial termination to be in an amount not less than $5,000,000 or any larger amount that is an integral multiple of $1,000,000, and to reduce ratably the respective Commitments of each Bank; provided that, the Commitments may not be reduced to an amount less than the aggregate principal amount of Letter of Credit Utilization and Loans then outstanding (which, in the case of Eurocurrency Loans denominated in an Alternative Currency, shall mean the Original Dollar Amount thereof). Any termination of Commitments pursuant to this Section 3.4 may not be reinstated.

       Section 3.5. Funding Indemnity. In the event any Bank shall incur any loss, cost or expense (including, without limitation, any loss of profit, and any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Bank to fund or maintain any Fixed Rate Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Bank) as a result of:

       (a) any payment or prepayment of a Fixed Rate Loan on a date other than the last day of its Interest Period,

       (b) any failure (because of a failure to meet the conditions of Section 7 or otherwise) by the Company to borrow a Fixed Rate Loan on the date specified in a notice given pursuant to Section 1.6 hereof (unless such notice was revoked in accordance with Section 1.4(b)(ii) in the event a Bank determined that the requested Alternate Currency in which such Eurocurrency Loan was to be made was unavailable to it) or Section 2.2 hereof,

       (c) any failure by the Company to make any payment of principal on any Fixed Rate Loan when due (whether by acceleration or otherwise), or

       (d) any acceleration of the maturity of a Fixed Rate Loan as a result of the occurrence of any Event of Default hereunder,

  then, upon the demand of such Bank, the Company shall pay to such Bank such amount as will reimburse such Bank for such loss, cost or expense. If any Bank makes such a claim for compensation, it shall provide to the Company, with a copy to the Agent, a certificate executed by an officer of such Bank setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate if reasonably calculated shall be conclusive.

       Section 3.6. The Notes. (a) All Committed Loans made to the Company by a Bank shall be evidenced by a promissory note of the Company in the form of Exhibit A hereto (individually a "Revolving Credit Note" and collectively, the "Revolving Credit Notes"), each such Revolving Credit Note to be dated the date hereof, payable to the order of the applicable Bank in the principal amount of its Commitment and otherwise in the form of Exhibit A hereto.

       (b) All Bid Loans made to the Company by a Bank shall be evidenced by a promissory note of the Company in the form of Exhibit B hereto (individually a "Bid Note" and collectively, the "Bid Notes"), each such Bid Note to be dated the date hereof, payable to the order of the applicable Bank and otherwise in the form of Exhibit B hereto.

       (c) Each Bank shall record on its books and records or on a schedule to the appropriate Note the amount of each Loan made by it to the Company, the

  Interest Period thereof, all payments of principal and interest and the principal balance from time to time outstanding thereon, in respect to any Committed Loan, the types of such Loan, in respect to any Fixed Rate Loan, the interest rate applicable thereto and, in respect of any Eurocurrency Loan, the currency in which such Loan is made; provided that prior to the transfer of any Note such information relating to any outstanding Loans made by such Bank shall be recorded on the back of such Note or on a schedule to such Note. The record thereof, whether shown on such books and records of a Bank or on a schedule to any Note, shall be prima facie evidence as to all such matters; provided, however, that the failure of any Bank to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Company to repay all Loans made to it hereunder together with accrued interest thereon. At the request of any Bank and upon such Bank tendering to the Company the Note to be replaced, the Company shall furnish a new Note to such Bank to replace any outstanding Note and at such time the first notation appearing on a schedule on the reverse side of, or attached to, such Note shall set forth the aggregate unpaid principal amount of all Loans, if any, then outstanding thereon.

  Section 4. Fees, Payments, Reductions, Applications, Extensions and Change in Circumstances.

       Section 4.1. Facility Fee. For the period from the date hereof to and including the Termination Date, the Company shall pay to the Agent for the ratable account of the Banks a facility fee at the rate of .125 of 1% per annum, subject to adjustment as provided in Section 1.7 hereof (computed on the basis of a year of 360 days for the actual number of days elapsed) on the average daily amount of the Commitments in effect under this Agreement from time to time (whether or not in use), such fee to be payable in arrears on the last day of each May, August, November and February (commencing May 31,
  1995) to and including, and on, the Termination Date, unless the Commitments are terminated in whole on an earlier date, in which event the facility fees payable hereunder for the period to the date of such termination shall be paid on the date of such termination.

       Section 4.2. Letter of Credit Fees. (a) Standby Letters of Credit. The Company shall pay to the Agent for the ratable account of the Banks a letter of credit fee for each standby Letter of Credit issued hereunder computed at a rate per annum equal to .375% (subject to adjustment as provided in Section 1.7 hereof) on the maximum amount of each such standby Letter of Credit such fee to be payable in advance on or before the issuance of each Letter of Credit and on each anniversary thereof.

       (b) Transaction Charges. In addition to the letter of credit fees called for by Section 4.2(a) hereof, the Company further agree to pay to the Agent, for its own use and benefit, such issuing, processing, amendment and transaction fees and charges as the Agent from time to time customarily imposes in connection with the issuance, negotiation and payment of letters of credit and drafts drawn thereunder, together with express and other out-of-pocket costs incurred by the Agent in connection therewith.

       Section 4.3. Agent's Fees. The Company shall pay to the Agent for its own use and benefit such fees as the Company and the Agent agree to pursuant to that certain Agent's fee letter dated as of March 24, 1995.

       Section 4.4. Voluntary Prepayments. The Company shall have the privilege of prepaying without premium or penalty the Domestic Rate Loans in whole or in part (but if in part then in an aggregate minimum amount for all Banks of $500,000 or such greater amount which is an integral multiple of

  $100,000) at any time upon notice to the Agent (such notices, if received subsequent to 12:00 noon (Chicago time) on a given day, to be treated as though received at the opening of business on the next Business Day), which shall promptly so notify the Banks, by paying to the Agent for the account of the Banks the principal amount to be prepaid and if such prepayment prepays the Revolving Credit Notes in full, accrued interest thereon to the date fixed for prepayment. Fixed Rate Loans may not be voluntarily prepaid.

       Section 4.5. Mandatory Prepayments. (a) Commitment Reductions or Currency Fluctuation. In the event that the aggregate outstanding principal amount of the Notes should at any time and for any reason (whether as a result of reductions in the Commitments or otherwise) exceed the aggregate amounts of the Commitments as then in effect, the Company shall immediately and without notice or demand pay over the amount of the excess to the Agent as and for a mandatory prepayment of the Notes.

       (b)  Breakage.  Concurrently with each prepayment called for by this
  Section 4.5, if any such prepayment would necessitate a prepayment of a Eurocurrency Loan prior to the last day of the applicable Interest Period, then the Company (at its option) shall either (i) pay any amount due the Banks in respect of such prepayment under Section 3.5 hereof or (ii) deposit the amount which would necessitate a prepayment of a Eurocurrency Loan with the Agent to be held by it (and invested at the request of the Company in investments of the type identified in subsections (a) through (c) of Section
  8.13 hereof maturing on or before the last day of the relevant Interest Period, with the investment earnings thereon to be released to the Company if and so long as no Default or Event of Default has occurred and is continuing) and applied to the payment of the relevant Eurocurrency Loan on the last day of the Interest Period therefor. Any cash or investments (and the proceeds thereof) held by the Agent pursuant to this Section shall be and constitute collateral security for the obligations of the Company hereunder and under the Collateral Documents and the Notes and are hereby pledged to the Agent for that purpose.

       Section 4.6. Extension of the Revolving Credit Commitments. No sooner than 120 days and no later than 60 days prior to each anniversary date hereof the Company may request in a written notice to the Agent that the scheduled Termination Date then in effect be extended for one (1) year. The Agent will promptly inform the Banks of such request and each Bank shall notify the Agent in writing within 30 days of receipt of such notice whether it agrees to such extension. In the event that any Bank shall fail to so notify the Agent whether it agrees to such extension, such Bank shall be deemed to have refused to grant the requested extension. Upon receipt by the Agent of the consent of all the Banks, the Company and the Banks shall enter into such documents as the Agent may deem necessary or appropriate to reflect such extension and to assure that all extensions of credit hereunder as so extended are secured by the Collateral Documents, if any. There shall be a maximum of two (2) extensions of the Termination Date hereunder and in no event shall the Termination Date be extended beyond May 12, 2002.

       Section 4.7. Discretion of Bank as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if each Bank had actually funded and maintained each Fixed Rate Loan that is a Committed Loan through the purchase of deposits in the relevant market having a maturity corresponding to such Loan's Interest Period and bearing an interest rate equal to LIBOR for such Interest Period.

       Section 4.8. Place and Application of Payments. All payments of principal of and interest on the Loans and all payments of facility and closing fees and all other amounts payable under this Agreement shall be made to the Agent by no later than 12:00 noon (Chicago time) at (a) the principal office of the Agent in Chicago, Illinois (or such other location in the United States of America as the Agent may designate to the Company) or (b) if such payment is to be made in an Alternative Currency, no later than 12:00 noon local time at the place of payment to such office as the Agent has previously notified the Company for the benefit of the Banks. All such payments shall be made (i) in the case of obligations payable in U.S. Dollars, in immediately available funds at the place of payment or (ii) in the case of obligations payable in an Alternative Currency, in such Alternative Currency in funds then customary for the settlement of international transactions in such currency, in all cases, without setoff or counterclaim and without reduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions or conditions of any nature imposed by any government or any political subdivision or taxing authority thereof (other than taxes on the overall income or gross receipts of such Bank or its Lending Office). The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest (ratably in accord with the respective amount of principal and interest owing each Bank) or fees (ratably in accord with the amount owing each) to the Banks, and like funds relating to the payment of any other amount payable to any Bank to such Bank, in each case to be applied in accordance with the terms of this Agreement. Payments under Sections 3.5 and 4.11 hereof may be made by the Company directly to the Banks entitled to the same . Principal prepayments on the Revolving Credit Notes shall be applied first to the Domestic Rate Loans and then to the Eurocurrency Loans in the order of their maturity.

       Anything contained herein to the contrary notwithstanding, all payments and collections received in respect of the indebtedness evidenced by the Notes and all proceeds of the Collateral received, in each instance, by the Agent or any of the Banks after the occurrence of an Event of Default shall be remitted to the Agent and distributed as follows:

       (a) first, to the payment of any outstanding costs and expenses incurred by the Agent or any security trustee in monitoring, verifying, protecting, preserving or enforcing the liens on the Collateral or in protecting, preserving or enforcing rights under the Credit Agreement, the Collateral Documents or the Notes and in any event including all costs and expenses of a character which the Company has agreed to pay under Section
  12.11 hereof (such funds to be retained by the Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Banks, in which event such amounts shall be remitted to the Banks to reimburse them for payments theretofore made to the Agent);

       (b) second, to the payment of any outstanding interest or other fees or amounts due under the Notes, the Credit Agreement, the Applications or the Collateral Documents other than for principal, ratably as among the Banks in accord with the amount of such interest and other fees or amounts owing each Bank;

       (c) third, to the payment of the principal of the Notes and principal amounts owing under the Applications, ratably as among the Banks in accord with the amount of such principal owing each Bank;

       (d) fourth, to the Banks ratably in accord with the amounts of any other indebtedness, obligations or liabilities of the Company owing to each of them hereunder or in connection herewith and secured by the Collateral Documents unless and until all such indebtedness, obligations and liabilities have been fully paid and satisfied; and

       (e)  fifth, to the Company or whoever may be lawfully entitled thereto.

       Section 4.9. Change of Law. Notwithstanding any other provisions of this Agreement or any Note, if at any time after the date hereof any change in applicable law or regulation or in the interpretation thereof makes it unlawful for any Bank to make or continue to maintain Eurocurrency Loans in the relevant currency or to give effect to its obligations as contemplated hereby, such Bank shall promptly give notice thereof to the Company, with a copy to the Agent, and such Bank's obligations to make or maintain Eurocurrency Loans under this Agreement in such currency shall terminate until it is no longer unlawful for such Bank to make or maintain such Eurocurrency Loans. The Company shall prepay on demand the outstanding principal amount of any such affected Eurocurrency Loans, together with all interest accrued thereon and all other amounts then due and payable to such Bank under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the Company may then elect to borrow the principal amount of the affected Eurocurrency Loan, if denominated in U.S. Dollars, from such Bank by means of a Domestic Rate Loan from such Bank that shall not be made ratably by the Banks but only from such affected Bank and payments whereon shall be made contemporaneously with payments on the relevant Borrowing of Eurocurrency Loans.

       Section 4.10. Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR. If on or prior to the first day of any Interest Period for any Borrowing of Eurocurrency Loans:

       (a) the Agent determines that deposits in the relevant currency in the applicable amounts are not being offered to it in the eurocurrency interbank market for such Interest Period, or

       (b) Banks having 50% or more of the aggregate amount of the Commitments advise the Agent that LIBOR as determined by the Agent will not adequately and fairly reflect the cost to such Banks of funding their Eurocurrency Loans for such Interest Period, then the Agent shall forthwith give notice thereof to the Company and the Banks, whereupon, until the Agent notifies the Company that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make Eurocurrency Loans in the affected currency shall be suspended.

       Section 4.11. Increased Cost and Reduced Return. (a) If on or after the date hereof, the Agent or any Bank shall determine that the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Agent, any Bank (or its Lending Office) with any request or directive (whether or not having the force of law if of the type generally complied with by the Agent, such Bank in accordance with its banking practices) of any such authority, central bank or comparable agency shall:

       (i) subject any Bank (or its Lending Office) to any tax, duty or other charge with respect to its Fixed Rate Loans, its Notes or its obligation to make Fixed Rate Loans, or shall change the basis of taxation of payments to any Bank (or its Lending Office) of the principal of or interest on its Fixed

  Rate Loans or any other amounts due under this Agreement in respect of its Fixed Rate Loans or its obligation to make Fixed Rate Loans (except for changes in the rate of tax on the overall net income of such Bank or its Lending Office imposed by the jurisdiction in which such Bank's principal executive office or Lending Office is located); or

       (ii) impose, modify or deem applicable any reserve, special deposit or similar requirements (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurocurrency Loans any such requirement included in an applicable Eurocurrency Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Lending Office) or against any Letter of Credit or the Agent's or any Bank's or the Company's liability with respect thereto or shall impose on any Bank (or its Lending Office) or on the United States market for certificates of deposit or the interbank market any other condition affecting its Fixed Rate Loans, its Notes or its obligation to make Fixed Rate Loans or impose on the Agent or any Bank any penalty with respect to the foregoing or any other condition regarding this Agreement, any Application or any Letter of Credit;

  and the result of any of the foregoing is to increase the cost to the Agent or such Bank (or its Lending Office) of making or maintaining any Fixed Rate Loan or of issuing, maintaining or participating in the Letters of Credit hereunder, or to reduce the amount of any sum received or receivable by the Agent or such Bank (or its Lending Office) under this Agreement or under its Notes with respect thereto, by an amount deemed by such Bank to be material, then after demand by the Agent or such Bank (with a copy to the Agent), the Company shall pay to the Agent or such Bank, within ten (10) days after demand by such Bank, such additional amount or amounts as will compensate the Agent or such Bank for such increased cost or reduction; provided that the Agent or such Bank shall have delivered to the Company a certificate as required by this Section 4.11 no later than 90 days after incurring any such increased cost or reduced return. The Agent or any Bank seeking compensation under this Section 4.11(a) shall submit to the Company a certificate describing in reasonable detail the basis for and amount of such claim, which certificate shall be conclusive in establishing the amount payable if reasonably determined. In determining such amount, the Agent and the Banks may use any reasonable averaging and attribution methods.

       (b) Capital Adequacy. If any Bank shall determine that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by such Bank (or its Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital as a consequence of its Commitment or other obligations hereunder or credit extended by it hereunder to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time as specified by such Bank the Company shall pay to such Bank, within ten (10) days after demand by such Bank, such additional amount or amounts as will compensate such Bank for such reduction. If any Bank makes such a claim for compensation, it shall provide to the Company a certificate executed by an officer of such Bank setting forth the additional amount or amounts to be paid to it hereunder in reasonable detail and such certificate shall be deemed prima facie correct. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

       Section 4.12. Lending Offices. Each Bank may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a "Lending Office") for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a notice to the Company and the Agent, provided that each Bank will designate a different lending or funding office if such designation will avoid the need for, or reduce the amount of, compensation payable under Section 4.11 hereof and will not in the judgment of such Bank, be otherwise disadvantageous (except for administrative costs to such Bank in designating a different lending or funding office to the extent such administrative costs are not material) to such Bank.

       Section 4.13. Exemptions from Withholding. (a) U.S. Withholding Tax Exemptions. Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Company and the Agent duly completed and signed copies of either Form 1001 (relating to such Bank and entitling it to a complete exemption from withholding on all amounts to be received by such Bank, including fees, pursuant to this Agreement and its Loans) or Form 4224 (in duplicate) (relating to all amounts to be received by such Bank, including fees, pursuant to this Agreement and its Loans) of the United States Internal Revenue Service. Thereafter and from time to time, each such Bank shall submit such additional duly completed and signed copies of one or the other of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) and duly updated forms as the Company or Agent may notify such Bank are required under then-current United States law or regulations to avoid United States withholding taxes on payments in respect of all amounts to be received by such Bank, including fees, pursuant to this Agreement or the Loans.

       (b) Inability of Bank to Submit Forms. If any Bank determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit any form or certificate that such Bank is obligated to submit pursuant to subsection (a) of this Section 4.13 or that such Bank is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Bank shall promptly notify the Company and the Agent of such fact and such Bank shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable. In the event any Bank so notifies the Company and the Agent, such Bank agrees that it will at any time thereafter at the request of the Company assign its Notes and rights and obligations hereunder to another lender designated by the Company and approved by the Agent (which approval will not be unreasonably withheld) under and pursuant to Section 12.13 hereof (except that the $5,000,000 assignment minimum shall not apply) upon payment to it of the amount of principal and accrued and unpaid interest and fees owing it as of the date such assignment becomes effective and any amount which would be due it hereunder had its Fixed Rate Loans been prepaid rather than assigned.

  Section 5.     The Collateral and Guaranties.

       Section 5.1. Description of Collateral. Subject to Section 8.21 hereof the Notes and the other obligations of the Company hereunder and under the Applications together with all obligations of the Company to any Bank with respect to Hedging Liabilities, shall be secured by valid and perfected first liens on not less than 65% of the capital stock of Cherry Mikroschalter GmbH (the "Collateral") pursuant to the terms of a pledge agreement reasonably satisfactory to the Agent and the Required Banks (the "Pledge Agreement") and the Company agrees that it will from time to time at the request of the Agent or the Required Banks execute and deliver such documents and do such acts and things as the Agent or the Required Banks may reasonably request in order to provide for or perfect such liens. The Banks acknowledge and agree that the amount of recovery under the Pledge Agreement shall be limited in principal amount to the U.S. Dollar Equivalent of outstanding principal balance of loans and advances made by the Company and outstanding to Cherry Mikroschalter GmbH at the time of enforcement plus interest and costs and expenses of enforcement.

       Section 5.2. Guaranties. Payment of the Notes and the other obligations of the Company hereunder and under the Applications shall at all times be guarantied by each of the Restricted Subsidiaries (other than Cherry Systems Corporation) (whether or not existing on the date hereof) pursuant to a guaranty from each such Restricted Subsidiary in form and substance satisfactory to the Banks (each such guaranty as the same may, from time to time be modified or amended being hereinafter referred to individually as a "Guaranty Agreement" and collectively as the "Guaranty Agreements").

  Section 6.     Representations And Warranties.

       The Company represents and warrants to each of the Banks as follows:

       Section 6.1. Corporate Organization and Authority. The Company and each Subsidiary,

       (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation;

       (b) has all requisite corporate power and authority and all licenses and permits necessary in any respect material to the Company and its Subsidiaries taken as a whole to own and operate its properties and to carry on its business substantially as now conducted and as presently proposed to be conducted; and

       (c) is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business transacted by it or the nature of the Property owned or leased by it makes such licensing or qualification necessary and in which the failure to be so licensed or qualified would materially and adversely affect the business, properties or operations of the Company and its Restricted Subsidiaries taken as a whole.

       Schedule 6.1 hereto contains a complete and correct list of all present Subsidiaries of the Company and correctly sets forth, as to each, whether or not it constitutes a Restricted Subsidiary and the jurisdiction of its incorporation. All of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares indicated in Schedule 6.1 as owned by the Company or a Subsidiary are owned, beneficially and of record, by the Company or such Subsidiary, free of any Lien other than Liens permitted hereby.

       Section 6.2. Outstanding Indebtedness. Schedule 6.2 attached hereto correctly describes all Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date hereof and generally identifies all

  Liens securing such Indebtedness.

       Section 6.3. Financial Statements. (a) The consolidated balance sheet of the Company and its Subsidiaries as at February 28, 1994, and the related consolidated statement of income, stockholders' equity and changes in financial position for the fiscal year ending on such date, accompanied by reports thereon containing opinions by the Company's certified public accountants (copies of which have been furnished to the Banks), have been prepared in accordance with GAAP consistently applied and present fairly the financial position of the Company and its Subsidiaries as of such dates and the results of their operations and changes in their financial position for such years. The unaudited consolidated balance sheet of the Company and its Subsidiaries as at November 30, 1994, and the related unaudited consolidated statements of income and retained earnings and changes in financial position for the nine months ended on said date (copies of which have been furnished to the Banks), have been prepared in accordance with GAAP consistently applied and present fairly the financial position of the Company and its Subsidiaries as of that date, and the results of their operations and changes in their financial position for such period, subject to such normal year end audit adjustments which have not yet been disclosed to the Banks in writing and which are not expected to be material and except that such unaudited statements do not contain all of the footnote disclosures required by GAAP.

       (b) Since November 30, 1994, there has been no material adverse change in the condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole, from that shown on the above-described balance sheet as of such date.

       Section 6.4. Restrictions on Company and Subsidiaries. (a) The Company is not a party to or bound by any note, contract, indenture, agreement, instrument (including, without limitation, any loan or note agreement or indenture relating to any outstanding securities of any Affiliate to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary may be bound), order of any court or governmental agency, law or regulation which restricts or limits the right or ability of the Company to incur the Indebtedness and obligations contemplated herein.

       (b) Neither any Restricted Subsidiary nor Cherry Mikroschalter GmbH is a party to or bound by any contract, indenture, agreement, instrument, order of court or governmental agency, law or regulation, under the terms of which such Subsidiary's right to either repay loans and advances made to it by the Company or to pay dividends or make other distributions, on or in respect of its capital stock is restricted, except (i) laws of general application to business corporations, which restrict or prohibit payment of dividends or distributions on or redemptions or purchases of capital stock under certain circumstances and (ii) restrictions imposed by Bayerische Vereinsbank AG in connection with its credit facility to Cherry Mikroschalter GmbH set forth on
  Schedule 6.4 hereto (it being understood that financial covenants applicable to such credit facility or any other credit facility of Cherry Mikroschalter GmbH which are no more restrictive than those set forth on Schedule 6.4 hereto shall not be deemed a restriction on Cherry Mikroschalter GmbH's right to repay such loans and advances or pay dividends or make other distributions for purposes of this Section 6.4).

       Section 6.5. Pending Litigation. Except as set forth in Schedule 6.5 hereto, there are no proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary in any court or before any governmental authority or arbitration board or tribunal in which, either individually or in the aggregate, there is a reasonable possibility of an adverse decision which could result in any material adverse change in the properties, business, profits or condition (financial or otherwise) of the Company and its Restricted Subsidiaries taken as a whole or could result in the Company's obligations under this Agreement, the Applications or the Notes or Collateral Documents being declared invalid. Neither the Company nor any Restricted Subsidiary is in default with respect to any material order of any court or governmental authority or arbitration board or tribunal.

       Section 6.6. Title to Properties. The Company and each Subsidiary has good and marketable title in fee simple (or its equivalent under applicable law) to all the real property and has good title to all the other Property it purports to own, including that reflected in the most recent balance sheet referred to in Section 8.6 hereof, except as sold or otherwise disposed of in the ordinary course of business, subject only to Liens permitted by Section
  8.12 hereof and to survey exceptions, encumbrances, easements, reservations, rights of others for rights-of-way, utilities and other similar purposes or zoning or other restrictions as to use of real properties and not arising in connection with the borrowing of money or the obtaining of advances or credit and which do not in any event impair the use of the Property in the business of the Company or a Restricted Subsidiary in any respect material to the Company and its Restricted Subsidiaries taken as a whole.

       Section 6.7. Patents, Trademarks and Franchises. The Company and each Restricted Subsidiary owns or possesses all patents, trademarks, trade names, service marks, copyrights, licenses, franchises and rights necessary in any respect material to the Company and is Restricted Subsidiaries taken as a whole for the present and presently planned future conduct of their respective business, without any known conflict with the rights of others.

       Section 6.8. Financing is Legal and Authorized. The execution and delivery of the Collateral Documents, the Guaranty Agreements, the Applications and this Agreement, Borrowings hereunder, the issuance of the Notes in evidence thereof, the requests for issuance of Letters of Credit hereunder, and compliance by the Company and the Restricted Subsidiaries, as appropriate, with all of the provisions hereof and of the Notes, the Applications and Collateral Documents:

       (a) are within the corporate powers of the Company and the Restricted Subsidiaries and have been duly authorized by proper corporate action on the part of the Company and the Restricted Subsidiaries; and

       (b) will not violate any provisions of any law or any order of any court or governmental authority or agency and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, the Articles of Incorporation or By-laws of the Company or any Restricted Subsidiary or any indenture or other agreement or instrument (including, without limitation, any loan or note agreement or indenture relating to any outstanding securities of any Affiliate to which the Company or any Restricted Subsidiary is a party or by which the Company or any Restricted Subsidiary may be bound) to which the Company or any Restricted Subsidiary is a party or by which any of them may be bound or result in the imposition of any Liens on any property of the Company or of any Restricted Subsidiary not permitted hereby.

  This Agreement, the Collateral Documents, the Guaranty Agreements and the Applications are the legal, valid and binding obligations of the Company and the Restricted Subsidiaries, as appropriate, and are enforceable against such Persons in accordance with their terms.

       Section 6.9. No Defaults. No Default or Event of Default has occurred and is continuing.

       Section 6.10. Governmental Consent. No approval, authorization, consent or withholding of objection on the part of any regulatory body, state, federal or local, is necessary in connection with the execution and delivery of this Agreement, the Applications, the Guaranty Agreements or the Collateral Documents or the issuance of the Notes or Letters of Credit or compliance by the Company or any Restricted Subsidiary with any of the provisions of this Agreement, the Applications, the Collateral Documents, the Guaranty Agreements or the Notes.

       Section 6.11. Taxes. All tax returns required to be filed by the Company or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon the Company or any Subsidiary or upon any of their respective properties, income or franchises, which are shown to be due and payable in such filed returns have been paid except as otherwise disclosed on Schedule 6.5. For all taxable years ending on or before February 28, 1980, the Federal income tax liability of the Company and its Subsidiaries has been satisfied and either the period of limitations on assessment of additional Federal income tax has expired or the Company and its Subsidiaries have entered into an agreement with the Internal Revenue Service closing conclusively the total tax liability for the taxable year. The Company does not know of any proposed additional tax assessment against it for which adequate provision has not been made in its accounts in accordance with GAAP, and no material controversy in respect of additional Federal or state income taxes is pending or to the knowledge of the Company threatened. The provisions for taxes on the books of the Company and each Subsidiary are adequate in all material respects for all open years, and for its current fiscal year.

       Section 6.12. Not an Investment Company; Public Utility Holding Company. Neither the Company nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "public utility holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

       Section 6.13. Regulation U. None of the proceeds of the Loans will be used, directly or indirectly, by the Company or any Subsidiary for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any "margin stock", within the meaning of Regulation U of the Board of Governors of the Federal Reserve System. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any such margin stock within the meaning of such Regulation U.

       Section 6.14. ERISA. No "employee pension benefit plans", as defined in ERISA ("Plans" and individually, a "Plan"), maintained by the Company or any Person which is under common control with the Company within the meaning of Section 4001(b) of ERISA, nor any trusts created thereunder, have incurred any "accumulated funding deficiency" as defined in Section 302 of ERISA nor does the present value of all benefits vested under all Plans exceed the value of the assets of the Plans allocable to such vested benefits, in either case in any respect material to the Company and its Subsidiaries taken as a whole.

       Section 6.15.  Compliance with Law.  (a) Except as set forth in Schedule
  6.5 hereto, neither the Company nor any of its Restricted Subsidiaries is (i) in default with respect to any order, writ, injunction or decree of any court or (ii) in default in any material respect under any law, ordinance, order, regulation, license or demand (including ERISA, the Occupational Safety and Health Act of 1970 and laws and regulations establishing quality criteria and standards for air, water, land and toxic waste) of any federal, state, municipal or other governmental agency, with respect to or under which might have consequences which would materially and adversely affect the business or properties of the Company and its Restricted Subsidiaries on a consolidated basis.

       (b) The Company and the Restricted Subsidiaries are in compliance with all applicable state and federal environmental, health and safety statutes and regulations, including, without limitation, regulations promulgated under the Resource Conservation and Recovery Act of 1976, 42 U.S.C. section 6901 et seq., except where failure to be in compliance would not have a material adverse effect on the Company and its Restricted Subsidiaries taken as a whole and, to its knowledge, have not acquired, incurred or assumed, directly or indirectly, any material contingent liability in connection with the release of any toxic or hazardous waste or substance into the environment. Insofar as known to the responsible officers of the Company, except as set forth in Schedule 6.5, neither the Company nor any Restricted Subsidiary are the subject of any evaluation under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Specified Amendments and Reauthorization Act of 1986, 42 U.S.C. section 9601 et seq.

       Section 6.16. Burdensome Contracts with Affiliates. Neither the Company nor any Restricted Subsidiary is a party to any contract, agreement or business arrangement material to the Company and its Restricted Subsidiaries taken as a whole with any Affiliate on terms and conditions more burdensome to the Company or such Restricted Subsidiary than would be issued and customary in similar contracts, agreements or business arrangements between parties which are not affiliated with each other.

       Section 6.17. Use of Proceeds. Unless disclosed to the Banks in writing prior to or concurrently with the making of any Loan hereunder the proceeds of such Loan shall be used by the Company solely for general corporate purposes in connection with its (or any of its Restricted Subsidiaries') business in the United States.

       Section 6.18. Full Disclosure. The statements and information furnished by the Company to the Banks in connection with the negotiation of this Agreement, the Guaranty Agreements and the Applications and the commitments by the Banks to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, the Banks acknowledging that as to any projections furnished to the Banks, the Company only represents that the same were prepared on the basis of information and estimates the Company believed to be reasonable.

  Section 7.     Conditions Precedent.

       The obligation of the Banks to make any Loan hereunder or of the Agent to issue, extend the expiration date of, or increase the amount of any Letter of Credit shall be subject to the following conditions precedent:

       Section 7.1. Conditions to Initial Credit Extension. Prior to the initial credit extension hereunder:

       (a) each Bank shall have received an opinion of counsel to the Company and each Restricted Subsidiary covering the matters set forth in Exhibit G hereto;

       (b) each Bank shall have received a Revolving Credit Note in the amount of its Commitment and a Bid Note;

       (c) the Agent shall have received a duly executed and delivered Guaranty Agreement from each Restricted Subsidiary (other than Cherry Systems Corporation);

       (d) each Bank shall have received copies (executed or certified as may be appropriate) of all legal documents or proceedings taken in connection with the execution and delivery of this Agreement, the Applications, the Guaranty Agreements and the Notes to the extent the Banks or their counsel may reasonably request;

       (e) the Agent shall have received for its own account such fees as are to be paid at the time of the initial Borrowing pursuant to the Agent's fee letter described in Section 4.3 hereof and thereafter the Company shall pay the Agent such agency fees the Company and the Agent shall have agreed upon pursuant to such Agent's fee letter;

       (f) legal matters incident to the execution and delivery of this Agreement, the Applications, the Guaranty Agreements and the Notes shall be reasonably satisfactory to the Banks and their counsel; and

       (g) The Company shall have terminated the Second Amended and Restated Credit Agreement dated as of May 9, 1994 among the Company, the banks party thereto, and Harris Trust and Savings Bank, as Agent, and all amounts payable thereunder shall have been paid or shall be paid with the proceeds of the first Borrowing hereunder.

       Section 7.2. Conditions to Each Extension of Credit. As of the time of each extension of credit hereunder (including the initial extension of credit):

       (a) the Agent shall have received the notice required under Section 1.6(a) hereof or, in the case of a Bid Loan, Section 2.2 hereof;

       (b) each of the representations and warranties set forth in Section 6 hereof (except for the representation and warranty appearing in Section 6.3(b) hereof) shall be and remain true and correct as of said time, except that the representations and warranties made in the last sentence of Section 6.3(a) shall be deemed to refer to the most recent quarterly or annual report, respectively, furnished to the Banks pursuant to Section 8.6 hereof;

       (c) no Default or Event of Default shall have occurred and be continuing or will occur as a result of such Borrowing or Loan or the issuance, amendment or extension of such Letter of Credit;

       (d) after giving effect to the proposed use of the proceeds of any such Loan, the making of such Loan by any Bank would not violate any applicable law, rule or regulation, including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System;

  and the notice of the Company requesting that such Borrowing be made (including any notice deemed given by the Company under Section 1.6(c) hereof) shall be and constitute a warranty as to the matters specified in subsections (b), (c) and (d) above. In addition to the conditions set forth above, as of the time of each Borrowing other than a Refunding Borrowing, the representation and warranty set forth in Section 6.3(b) hereof shall be and remain true and correct as of said time (except that such representation and warranty shall be deemed to refer to the most recent financial statements furnished to the Banks pursuant to Section 8.6 hereof), and the request for such Borrowing shall be and constitute a representation and warranty as to such matters. In addition, in the case of the issuance of each Letter of Credit, the Agent shall have received a duly completed Application therefor and, in the case of an amendment to, extension or increase in the amount of, a Letter of Credit, a written request therefor, in a form reasonably acceptable to the Agent.

  Section 8.     Company Covenants.

       The Company agrees that, so long as any Note is outstanding hereunder or any credit is available to or in use by the Company hereunder, except to the extent compliance in any case or cases is waived in writing by the Required
  Banks:

       Section 8.1. Corporate Existence, Etc. The Company will preserve and keep in force and effect, and will cause each Subsidiary (other than Cherry Systems Corporation) to preserve and keep in force and effect, its corporate existence and all material franchises, licenses and permits necessary to the proper conduct of its business provided, however, that neither the Company nor any Subsidiary shall be required to preserve any such franchise, license or permit if the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries taken as a whole.

       Section 8.2. Insurance. The Company will maintain, and will cause each Subsidiary to maintain, insurance coverage by financially sound and reputable insurers in such forms and amounts, with such deductibles and against such risks, as are customary for business entities of established reputation engaged in the same or a similar business and owning and operating similar properties and will upon request of any Bank furnish a certificate setting forth its insurance coverages in summary form.

       Section 8.3. Taxes, Claims for Labor and Materials, Compliance with Laws. (a) The Company will promptly pay and discharge, and will cause each Subsidiary promptly to pay and discharge, all lawful taxes, assessments and governmental charges or levies imposed upon it or upon or in respect of all or any part of its property or business and all claims for work, labor or materials which, if unpaid, might become a Lien or charge upon any of its Property material to the Company and its Subsidiaries taken as a whole unless permitted by Section 8.12 hereof; provided the Company or such Subsidiary shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (i) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any Property of the Company or such Subsidiary or any material interference with the use thereof by the Company or such Subsidiary, and (ii) the Company or such Subsidiary shall set aside on its books reserves deemed by the Company in its reasonable business judgment to be adequate with respect thereto or such greater amount as may be required by GAAP.

       (b) The Company will comply, and will cause each Subsidiary to comply, with all laws, ordinances or governmental rules and regulations to which it is subject, including without limitation, the Occupational Safety and Health

  Act of 1970, as amended, ERISA and all laws, ordinances, governmental rules and regulations relating to environmental protection in all applicable jurisdictions, the violation of which would materially and adversely affect the properties, business, profits or condition of the Company and its Subsidiaries taken as a whole or would result in any material Lien upon any Property of the Company or any Subsidiary which is not permitted under
  Section 8.12 hereof and which is material to the Company and its Subsidiaries taken as a whole.

       Section 8.4. Maintenance of Properties and Business. The Company will maintain, preserve and keep, and will cause each Subsidiary to maintain, preserve and keep, its material Properties which are necessary in any respect material to the Company and its Subsidiaries taken as a whole for the conduct of its business (whether owned in fee or a leasehold interest) in good repair and working order (ordinary wear and tear excepted) and from time to time will make all necessary repairs, replacements, renewals and additions so that at all times the efficiency thereof shall be maintained.

       Section 8.5. Nature of Business. Neither the Company nor any Subsidiary will engage in any business or activity if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company and its Subsidiaries would be substantially changed from the general nature of the business engaged in by the Company and its Subsidiaries on the date of this Agreement.

       Section 8.6. Reports and Rights of Inspection. The Company will keep, and will cause each Subsidiary to keep, proper books of record and account in which full and correct entries will be made of all dealings or transactions of or in relation to the business and affairs of the Company or such Subsidiary in accordance with GAAP consistently applied (except as to any Subsidiary not organized under the laws of the United States or any state thereof, in which case such books of records and accounts need only be maintained in accordance with GAAP to the extent applicable to such Subsidiary), and will furnish to each Bank (in duplicate if so specified below or otherwise requested):

       (a) Quarterly Statements. As soon as available and in any event within 45 days after the end of each quarterly fiscal period of each fiscal year, copies of:

       (1) consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the close of such quarterly period, and

       (2) consolidated and consolidating statements of income and changes in financial position (or cash flows) of the Company and its Subsidiaries for such quarterly period and for the portion of the fiscal year then ended, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified as presenting fairly the financial condition of the Company and its Subsidiaries as of the end of such period and the results of their operations for such period, subject to changes resulting from normal year-end audit adjustments (which the certificate shall indicate are not expected to be material or, if expected to be material, the nature and scope thereof shall be specified) and to footnote disclosures, by the chief financial officer or treasurer of the Company;

       (b) Annual Statements. As soon as available and in any event within 90 days after the close of each fiscal year of the Company, copies of:

       (1) consolidated balance sheet of the Company and its Subsidiaries as of the close of such fiscal year,

       (2) consolidated statements of income, retained earnings and changes in financial position (or cash flow) of the Company and its Subsidiaries for such fiscal year,

       (3) consolidating balance sheet of the Company and its Subsidiaries as of the close of such fiscal year; and

       (4) consolidating statements of income, retained earnings and changes in financial position (or cash flow) of the Company and its Subsidiaries for such fiscal year,

  and, with respect to clauses (1) and (2) above, setting forth in comparative form the consolidated figures for the preceding fiscal year, all in reasonable detail and accompanied by an opinion thereon of Arthur Andersen & Co. or another firm of independent public accountants of recognized national standing, selected by the Company (the "Auditors") and reasonably acceptable to the Banks, to the effect that the consolidated financial statements have been prepared in accordance with GAAP consistently applied (except for changes in application in which such accountants concur) and present fairly the consolidated financial condition of the Company and its Subsidiaries as of the end of such fiscal year and the results of their operations for the fiscal year then ended and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances.

       (c) SEC and Other Reports. Promptly upon their becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Company to its stockholders generally, and of each regular or periodic report, and any registration statement or prospectus filed by the Company or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency, and of any order in any proceedings to which the Company or any of its Subsidiaries is a party, issued by any governmental agency, Federal or state, having jurisdiction over the Company or any of its Subsidiaries which order is material to the Company and its Restricted Subsidiaries taken as a whole;

       (d) Requested Information. With reasonable promptness, such other data and information as any Bank may reasonably request;

       (e)  Officers' Certificates.  Within the periods provided in paragraph
  (a) above, a certificate of an authorized financial officer of the Company stating that he has reviewed the provisions of this Agreement and setting forth: (i) the information and computations (in sufficient detail) required in order to establish whether the Company was in compliance with the requirements of Sections 8.7 through 8.10 hereof (both inclusive) at the end of the period covered by the financial statements then being furnished, and
  (ii) to the best of his knowledge, whether there exists on the date of the certificate or existed at any time during the period covered by such financial statement any Default or Event of Default and, if any such condition or event exists on the date of the certificate or existed during such period, specifying the nature and period of existence thereof and the action the Company is taking, has taken or proposes to take with respect thereto and being accompanied by a discussion of operations and financial results for the quarter most recently completed, including comments on revenues, volumes of shipments, product prices, production volumes, margins, and net income, for the previous quarter and the year earlier quarter, as appropriate;

       (f)  Accountants' Certificates.  Within the period provided in paragraph
  (b) above, a certificate of the Auditors stating that they have reviewed this Agreement and, stating further, whether in making their audit, such accountants have become aware of any Default or Event of Default under any of the provisions of this Agreement insofar as any such provisions pertain to or involve accounting matters or determinations, and if any such condition or event then exists or existed and came to their attention in making their audit, specifying the nature and period of existence thereof;

       (g) Projections. As soon as available and in any event within 75 days after the close of each calendar year of the Company, projections prepared by the Company containing reasonable forecasts as to future operations and financial performance of the Company and its Subsidiaries for the next three fiscal years; and

       (h) Notices of Default. Promptly after knowledge thereof shall have come to the attention of any responsible officer of the Company, notice of any Default or Event of Default hereunder.

  Without limiting the foregoing, the Company will permit each Bank (or such Persons as any Bank may designate), to visit and inspect, under the Company's guidance, any of the properties of the Company or any Subsidiary, to examine all their books of account, records, reports and other papers, to make copies and extracts therefrom (except with respect to confidential proprietary information), and to discuss their respective affairs, finances and accounts with their respective officers and employees, all at such reasonable times and as often as may be reasonably requested.

       Section 8.7. Consolidated Tangible Net Worth for the Company and its Subsidiaries. The Company shall at all times have Consolidated Tangible Net Worth of not less than the Minimum Required Amount. For purposes of this
  Section 8.7, the "Minimum Required Amount" shall mean $122,750,000 and shall increase as of March 1, 1996 and as of each March 1st thereafter, by an amount equal to 85% of the cumulative positive Consolidated Net Income earned each fiscal year commencing and completed after February 28, 1995 (but without subtraction for any negative Consolidated Net Income for any such fiscal year).

       Section 8.8. Leverage Ratio for the Company and its Subsidiaries. At all times the Company shall have a Leverage Ratio of not greater than 40%.

       Section 8.9. Indebtedness To Cash Flow Ratio for the Company and its Subsidiaries. As of the last day of each fiscal quarter the Company shall have an Indebtedness to Cash Flow Ratio of not more than 2.0 to 1.0.

       Section 8.10. Coverage Ratio for the Company and its Subsidiaries. As of the last day of each fiscal quarter, the Company shall have a Coverage Ratio for the four quarter period (taken as a single accounting period) then ending of not less than 3.0 to 1.0.

       Section 8.11. Incurrence of Indebtedness. The Company will not, and will not permit any Subsidiary to, issue, assume, guarantee, incur or otherwise be or become liable in respect of any Indebtedness other than:

       (a)  the Loans and Letters of Credit hereunder;

       (b) Indebtedness of any Restricted Subsidiary to the Company or to another Restricted Subsidiary or of the Company to a Restricted Subsidiary and for the period through December 31, 1996, indebtedness of Cherry Semiconductor Corporation in respect of those certain Rhode Island Industrial Facilities Corporation $1,000,000 Taxable Industrial Development Revenue Bonds (Cherry Semiconductor Corporation Project-1994 Series) (the "RIIFC Bonds") so long as such RIIFC Bonds are held and owned by the Company;

       (c) up to Deutschmark 65,000,000 of Indebtedness of Cherry Mikroschalter GmbH less the aggregate principal amount of all loans or advances from the Company to Cherry Mikroschalter GmbH at any one time outstanding;

       (d) Indebtedness not otherwise permitted by this Section 8.11 which is outstanding on the date hereof and identified on Schedule 6.2 hereto;

       (e)  Capitalized Lease Obligations;

       (f) purchase money indebtedness secured by Liens permitted by Section 8.12(g) hereof in an aggregate amount not to exceed an amount equal to 5% of the consolidated assets of the Company and its Subsidiaries at any one time outstanding;

       (g) Indebtedness of the Company with respect to Guaranties of Indebtedness of its Subsidiaries so long as the principal amount of such Indebtedness, when taken together with the amount of outstanding investments, acquisitions, loans and advances permitted by Section 8.13(i) hereof does not exceed $3,000,000 at any one time outstanding;

       (h) Unsecured Indebtedness of the Company for borrowed money not otherwise permitted by this Section 8.11 aggregating at any one time not more than $65,000,000 less outstanding Loans hereunder;

       (i) Indebtedness of Subsidiaries (other than Restricted Subsidiaries and Cherry Mikroschalter GmbH) not otherwise permitted hereunder aggregating not more than $5,000,000 (or its U.S. Dollar Equivalent) at any one time outstanding; and

       (j)  Indebtedness of the Company as a result of a Debt Placement.

       Section 8.12. Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, create or incur, or suffer to be incurred or to exist, any Lien of any kind on its or their Property, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any Property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire, or permit any Restricted Subsidiary to acquire or agree to acquire, any Property or assets upon conditional sales agreements or other title retention devices, except:

       (a) Liens for property taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen, provided that payment thereof is not at the time required by Section 8.3 hereof;

       (b) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company or a Restricted Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

       (c) Liens and priority claims incidental to the conduct of business or the ownership of Properties (including warehousemen's and attorneys' Liens and statutory landlords' Liens) and deposits, pledges or Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, or other Liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money or the obtaining of advances or credit, provided in each case the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings which prevent enforcement of the matters under the contest;

       (d) Liens securing Indebtedness of a Restricted Subsidiary to the Company or to a Restricted Subsidiary;

       (e)  Liens of the Collateral Documents;

       (f) Liens securing Indebtedness permitted under Section 8.11(e) and liens currently securing Indebtedness as disclosed on Schedule 6.2 hereto; and

       (g) Purchase money Liens by the vendor in respect of equipment now owned or hereafter acquired by the Company or any Restricted Subsidiary (not extending to any other Property), or Liens on equipment so acquired (not extending to any other Property) existing at the time of acquisition thereof, or renewals, extensions and refundings of any such Liens (not extending to any other Property), provided that (i) the principal amount of Indebtedness secured by any such Lien shall not exceed 80% of the cost or fair market value, whichever is less, of the Property covered by such Lien at the time of the creation thereof or the acquisition of such Property and (ii) the sum of the aggregate principal amount at any one time remaining unpaid on the Indebtedness so secured, when taken together with the aggregate outstanding liability of the Company and its Restricted Subsidiaries in respect of Capitalized Lease Obligations permitted by Section 8.11(e) hereof, does not exceed an amount equal to 5% of the consolidated assets of the Company and its Subsidiaries.

       Section 8.13. Investments, Loans and Advances. The Company will not and will not permit any Restricted Subsidiary to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to, any other Person or acquire all or any substantial part of the assets or business of any Person or subordinate any claim or demand it may have to the claim or demand of any other person, firm or corporation; provided, however, that the foregoing provisions shall not apply to nor operate to prevent:

       (a) investments by the Company in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America provided that any such obligations shall mature within one year from the date the same are acquired by the Company;

       (b) investments by the Company in commercial paper rated P-l by Moody's Investors Services, Inc. and A-l by Standard & Poors Corporation maturing within one year of the date of issuance thereof;

       (c)  investments by the Company in certificates of deposit issued by any

  Bank or any other United States commercial bank having capital and surplus of not less than $100,000,000;

       (d) the present investments, loans and advances by the Company in its Subsidiaries as disclosed on Schedule 6.1 hereto and the investment by the Company in the RIIFC Bonds through December 31, 1996;

       (e) additional loans and advances by the Company to Cherry Mikroschalter GmbH, in addition to those permitted by clause (d) above not exceeding $25,000,000 (or its U.S. Dollar Equivalent) at any one time outstanding;

       (f) additional investments by the Company in, and loans and advances by the Company to, Subsidiaries organized under the laws of a jurisdiction other than the United States or any State thereof, other than Cherry Mikroschalter, in addition to those permitted by clause (d) above not exceeding $3,000,000 (or its U.S. Dollar Equivalent) at any one time outstanding and additional investments by the Company in Restricted Subsidiaries which have executed and delivered Guaranties pursuant to Section 5.2 hereof;

       (g) the present investment by the Company in Hirose Cherry Precision Company, Limited;

       (h) Acquisitions of substantially all the assets of corporations or acquisitions of Restricted Subsidiaries, in each case which are engaged in similar lines of business as the Company and its existing Subsidiaries by the Company or a Restricted Subsidiary from and after May 12, 1995 so long as the aggregate amount of consideration payable in connection with such Acquisitions does not exceed $20,000,000; provided that any acquisition of a Restricted Subsidiary shall have been approved by the board of directors of such Person prior to such acquisition; and

       (i) investments, acquisitions, loans and advances not otherwise permitted by this Section 8.13, when taken together with the aggregate outstanding liability of the Company with respect to Guaranties permitted by
  Section 8.11(g) hereof aggregating not more than $3,000,000 at any one time outstanding.

  In determining the amount of investments, loans and advances permitted under this Section 8.13, investments shall always be taken at the original cost thereof, regardless of any subsequent appreciation or depreciation therein and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

       Section 8.14. Dividends and Other Restricted Payments. The Company will not declare or pay any dividends on or make any other distributions in respect of any class of its capital stock (other than dividends payable solely in its capital stock) or directly or indirectly purchase, redeem or otherwise acquire or retire any of its capital stock, except out of the proceeds of, or in exchange for, a substantially concurrent issue and sale of capital stock of the Company (the foregoing nonexcepted declarations, payments, purchases, redemptions, retirements and acquisitions being hereinafter referred to as "Restricted Payments"); provided however, that the Company may make or pay Restricted Payments if at the time such Restricted Payment is made and after giving effect thereto, no Default or Event of Default occurs or is continuing hereunder.

       Section 8.15. ERISA Compliance. (a) Relationship of Vested Benefits to Pension Plan Assets. The Company will and will cause each Subsidiary to at all times maintain the qualified status of its Plans. The Company will not and will not permit any Subsidiary to, at any time terminate any Plan unless on the date of such termination the present value of all employee benefits vested under such Plan does not exceed the present value of the assets allocable to such vested benefits.

       (b) Valuations. All assumptions and methods used to determine the present value of vested employee benefits under Plans at any time maintained by any one or more of the Company and its Subsidiaries and the present value of assets of such Plans shall be reasonable in the good faith judgment of the Company and shall comply with all requirements of law in all material respects.

       (c) Prohibited Actions. Neither the Company nor any Subsidiary nor any Plan at any time maintained by the Company or any of its Subsidiaries will

       (1) engage in any "prohibited transaction" (as such term is defined in Section 406 or Section 2003(a) of ERISA) which either by itself or because of any excise tax or other penalty which may be imposed as a result thereof would materially and adversely affect the properties, business, profits or condition of the Company and its Restricted Subsidiaries taken as a whole;

       (2) incur any "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA) whether or not waived; or

       (3) terminate any such Plan in a manner which could result in the imposition of a Lien on the Property of the Company or any Subsidiary pursuant to Section 4068 of ERISA.

       Section 8.16. Mergers, Consolidations and Sales of Assets. (a) The Company will not, and will not permit any Subsidiary to (i) consolidate with or be a party to a merger with any other Person, (ii) sell, lease or otherwise dispose of any substantial part of the Properties of the Company and its Subsidiaries, (iii) sell or discount any of its notes or accounts receivable (other than any discount of receivables granted in the ordinary course of business to enhance collection) or (iv) lease any Property (constituting a substantial part of the Properties of the Company and its Subsidiaries) theretofore owned by the Company or any Subsidiary; provided, however, that: (aa) any Restricted Subsidiary may merge or consolidate with or into or sell, lease or otherwise dispose of any of its Properties to the Company or any Restricted Subsidiary, provided that in any such merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation and that the survivors of such a merger or consolidation or the lessee or purchaser of such assets shall take such actions as the Agent may require to assure that its Liens on the Collateral are unimpaired by the transaction in question.

       (b) The Company will not sell, transfer or otherwise dispose of any shares of stock in any Subsidiary or any Indebtedness of any Restricted Subsidiary and will not permit any Subsidiary to sell, transfer or otherwise dispose of (except to the Company or a Restricted Subsidiary) any shares of stock or any Indebtedness of any other Subsidiaries; and

       (c) The Company will not permit any Restricted Subsidiary to issue any additional shares of its capital stock of any class unless, after giving effect thereto, such Restricted Subsidiary will remain a Restricted Subsidiary.

       For the purposes hereof, a sale or lease of 5% or more of the consolidated assets of the Company and its Restricted Subsidiaries shall be deemed a sale or lease of a substantial part of the Properties of the Company and its Subsidiaries.

       Section 8.17. Transactions with Affiliates. The Company will not, and will not permit any Restricted Subsidiary to, enter into or be a party to any transaction or arrangement with any Affiliate (including without limitation, the purchase from, sale to or exchange of Property with, or the rendering of any service by or for, any Affiliate), except pursuant to the reasonable requirements of the Company's or such Restricted Subsidiary's existing or proposed business and upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than would obtain in a comparable arm's-length transaction with a Person other than an Affiliate.

       Section 8.18. Terms of Collateral Documents Not Superceded. Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any Collateral Document, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the Collateral Documents.

       Section 8.19. Changes in Fiscal Year. The Company will not change its fiscal year.

       Section 8.20. Compliance with Collateral Documents and Guaranty Agreements. The Company covenants and agrees, and shall cause each Restricted Subsidiary to covenant and agree, that it will comply with all terms and conditions of each of the Guaranty Agreements and Collateral Documents applicable to it and that each will, at any time and from time to time as reasonably requested by the Agent, execute and deliver such further instruments and perform such other acts as the Agent may deem reasonably necessary to provide for or protect or perfect the Lien of the Agent in the Collateral granted pursuant to the Collateral Documents, in each case for the ratable benefit of the Banks.

       Section 8.21. Pledge Agreement. The Company covenants and agrees that if at any time it shall make loans, or otherwise advance funds, to Cherry Mikroschalter GmbH in excess of $15,000,000 (or its U.S. Dollar Equivalent) it shall execute and deliver to the Agent for the benefit of the Banks the Pledge Agreement.

  Section 9.     Events Of Default And Remedies.

       Section 9.l. Events of Default. Any one or more of the following shall constitute an Event of Default hereunder:

       (a) default in the payment when due of any part of the principal of any Note or of any reimbursement obligation, whether at the stated maturity thereof or at any other time provided for in this Agreement (other than Section 4.5 hereof) or in the Applications, or default for 1 (one) Business Day in the payment of any part of the principal of the Notes when due arising out of a mandatory prepayment under Section 4.5 hereof;

       (b) default in the payment of any part of the interest on any Note when due, whether at the stated maturity thereof or at any time provided for in this Agreement, or default in the payment when due of any fee, commission, charge or other amount payable by the Company hereunder or under the Collateral Documents in each case which is not remedied within five (5) Business Days after receipt of notice thereof by the Company from the Agent or any holder or holders of a Note;

       (c) default in the observance or performance of any covenant set forth in Sections 8.7 through 8.10 hereof or Sections 8.14, 8.16 or 8.21 hereof or of any covenant hereof or of any Collateral Document dealing with the use, disposition or remittance of the proceeds of Collateral or the maintenance of insurance thereon;

       (d) default in the observance or performance of any other provision hereof or of any of the Collateral Documents which is not remedied within 30 days after notice thereof to the Company by the Agent or by the holder or holders of a Note;

       (e) default shall occur in the payment when due (subject to any applicable grace period) of any Indebtedness aggregating greater than $2,000,000 which was incurred, assumed or guaranteed by the Company or any Subsidiary or default shall occur under any indenture, agreement or instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness (whether or not such maturity is in fact accelerated);

       (f) any representation or warranty made herein or in any of the Collateral Documents or pursuant hereto or thereto or in connection with any transaction contemplated hereby proves untrue in any material respect as of the date of the issuance or making thereof;

       (g) any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes in an aggregate amount in excess of $250,000 and which is not fully covered by insurance shall be entered or filed against the Company or any Restricted Subsidiary against any of their property or assets and remains undischarged, unvacated, unbonded or unstayed for a period of 45 days;

       (h) more than 49% of the Voting Stock of the Company is at any time and for any reason owned by any Person or group of Persons acting in concert other than Walter Cherry, Peter Cherry and their wives and/or lineal descendants or trusts for the benefit of their wives and/or lineal descendants;

       (i) any of the Collateral Documents (unless released in accordance with the terms hereof) or the Guaranty Agreements shall, for any reason, not be or shall cease to be in full force in effect or is declared to be null and void or any Restricted Subsidiary shall repudiate or disavow its obligations thereunder or any of the Collateral Documents (unless released in accordance with the terms hereof) shall not give or shall cease to give the Agent the Lien, rights, powers and privileges purported to be created thereby (including, without limitation, a first priority perfected security interest in, and Lien on, all of the Collateral subject thereto), in favor of the Agent, superior to and prior to the rights of all third Persons and subject to no other Liens, other than because such Collateral Document is not then yet required to be executed and delivered hereunder, or an event occurs which is specified as an event of default in any of the Collateral Documents;

       (j) bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or similar law for the relief of debtors are instituted against the Company or any Subsidiary and are not dismissed within 60 days after such institution or a decree or order of a court having jurisdiction in the premises for the appointment of a trustee, custodian or receiver for the Company or any Subsidiary or for the major part of any of their property is entered and the trustee, custodian or receiver appointed pursuant to such decree or order is not discharged within 60 days after such appointment; or

       (k) the Company or any Subsidiary shall institute bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or laws for the relief of debtors or shall consent to the institution of such proceedings against it by others or to the entry of any decree or order adjudging it bankrupt or insolvent or approving as filed any petition seeking reorganization under any bankruptcy or similar law or shall apply for or shall consent to the appointment of a receiver, custodian or trustee for any of them or for the major part of any of their property or shall make an assignment for the benefit of creditors or shall take any corporate action authorizing any of the foregoing.

       Section 9.2. Non-Bankruptcy Defaults. When any Event of Default described in subsections 9.1(a) to 9.1(i), both inclusive, has occurred and is continuing, the Agent shall, upon request of the Required Banks, by notice to the Company, take any or all of the following actions:

       (a) terminate the obligation of the Banks to extend any further credit hereunder on the date (which may be the date thereof) stated in such notice;

       (b) declare the principal of and the accrued interest on the Notes to be forthwith due and payable and thereupon the Notes, including both principal and interest, and all fees, charges and commissions payable hereunder, shall be and become immediately due and payable without further demand, presentment, protest or notice of any kind; and/or

       (c) enforce any and all rights and remedies available under the Collateral Documents.

       Section 9.3. Bankruptcy Defaults. When any Event of Default described in subsection 9.1(j) or 9.1(k) has occurred and is continuing, then the then unpaid balance of the Notes, including both principal and interest, and all fees, charges and commissions payable hereunder, shall immediately become due and payable without presentment, demand, protest or notice of any kind, the obligation of the Banks to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Agent may enforce any and all rights and remedies available under the Collateral Documents.

       Section 9.4. Collateral for Undrawn Letters of Credit. When any Event of Default, other than an Event of Default described in subsection (j) or (k) of Section 9.1, has occurred and is continuing, the Company shall, upon demand of the Agent (which demand shall be made upon the request of the Required Banks), and when any Event of Default described in subsection (j) or
  (k) of Section 9.1 has occurred the Company shall, without notice or demand from the Agent, immediately pay to the Agent the full amount of each Letter of Credit then outstanding, the Company agreeing to immediately make such payment and acknowledging and agreeing that the Banks would not have an adequate remedy at law for failure of the Company to honor any such demand and that the Agent and the Banks shall have the right to require the Company to specifically perform such undertaking whether or not any draws have been made under any such Letters of Credit.

  Section 10.    Definitions; Interpretation Of Agreement.

       Section 10.1. Definitions. The following terms when used herein shall have the following meanings, such terms to be equally applicable to both the singular and the plural of the terms defined:

       "Acquisition" shall mean any transaction, or any series of related transactions, consummated after the date of this Agreement, by which the Company or any of the Restricted Subsidiaries (i) acquires any going business or all or substantially all of the assets of any Person or division thereof, whether through purchase of assets, merger or otherwise, or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Voting Stock of a corporation or other firm.

       "Adjusted LIBOR" is defined in Section 1.4(b) hereof.

       "Affiliate" means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power to direct or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise.

       "Agent" shall mean Harris Trust and Savings Bank and its successors as agent hereunder.

       "Alternative Currency" is defined in Section 1.2 hereof.

       "Application" is defined in Section 1.3(c) hereof.

       "Applicable Facility Fee" is defined in Section 1.7 hereof.

       "Applicable Eurocurrency Margin" is defined in Section 1.7 hereof.

       "Applicable Letter of Credit Fee" is defined in Section 1.7 hereof.

       "Assignment Agreements" is defined in Section 12.13 hereof.

       "Auditors" is defined in Section 8.6(b) hereof.

       "Authorized Representative" shall mean any one of the Chief Executive Officer, Chief Financial Officer or Treasurer or such other persons as may from time to time be designated as such in a writing from the Company to the Agent.

       "Banks" shall mean Harris Trust and Savings Bank, Bank of America Illinois, Societe Generale, Bayerische Vereinsbank AG and all other lenders becoming parties hereto pursuant to Section 12.13 hereof.

       "Bid" has the meaning specified in Section 2.2(c) hereof.

       "Bid Loan" has the meaning specified in Section 2.1 hereof.

       "Bid Loan Request" has the meaning specified in Section 2.2(a) hereof.

       "Bid Loan Request Confirmation" has the meaning specified in Section 2.2(a) hereof.

       "Bid Note" has the meaning specified in Section 3.6(b) hereof.

       "Borrowing" shall mean the total of Loans of a single type made by the

  Banks on a single date and, if such Loans are Eurocurrency Loans, for a single Interest Period and denominated in the same currency. Borrowings of Committed Loans are made from each of the Banks according to their Commitments. Borrowings of a Bid Loan or Bid Loans are made from a Bank or Banks in accordance with the procedures of Section 2 hereof.

       "Business Day" means any day other than a Saturday or Sunday on which banks are not authorized or required to close in Chicago, Illinois and, if the applicable Business Day relates to the borrowing or payment of a Eurocurrency Loan, on which banks are dealing in United States Dollar deposits or the relevant Alternative Currency in the interbank market in London, England and Nassau, Bahamas and, if the applicable Business Day relates to the borrowing or payment of a Eurocurrency Loan denominated in an Alternative Currency, on which banks and foreign exchange markets are open for business in the city where disbursements of or payments on such Loans are to be made.

       "Capitalized Lease" shall mean any lease the obligation for Rentals with respect to which is required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

       "Capitalized Lease Obligations" shall mean as of the date of any determination the amount at which the aggregate Rentals due and to become due under all Capitalized Leases under which the Company or any Subsidiary is a lessee would be reflected as a liability on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP.

       "Collateral" shall have the meaning set forth in Section 5 hereof.

       "Collateral Documents" shall mean all security agreements, financing statements and other documents as shall from time to time secure the Notes or otherwise establish priorities with respect to the Collateral.

       "Commitments" shall mean, as defined in Section 1.1 hereof, the commitments of the Banks to extend credit hereunder in the amount set forth opposite their signatures hereto, as such amounts may be reduced pursuant to
  Section 3.4 hereof.

       "Committed Loan" has the meaning specified in Section 1.1 hereof.

       "Confirmation of Bid" has the meaning specified in Section 2.2(c) hereof.

       "Consolidated Equity" shall mean as of the date of any determination thereof, Consolidated Tangible Net Worth of the Company and its Subsidiaries plus gains or losses, if any, of such Person resulting from cumulative foreign exchange translations all as computed on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP.

       "Consolidated Net Income" for any period shall mean the gross revenues from any source of the Company and its Subsidiaries for such period less all expenses and other proper charges (including taxes on income), determined on a consolidated basis in accordance with GAAP consistently applied and after eliminating earnings or losses attributable to outstanding Minority Interests, but excluding in any event:

       (a) any gains or losses on the sale or other disposition of investments or fixed or capital assets, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;

       (b) net earnings of any business entity (other than a Restricted Subsidiary) in which the Company or any Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Company or such Subsidiary in the form of cash distributions or distributions in the form of property of readily determinable objective value;

       (c) any portion of the undistributed net earnings of any Restricted Subsidiary which for any reason is unavailable by reason of contract or law for payment of dividends to the Company or any other Subsidiary as a shareholder of such Restricted Subsidiary;

       (d) earnings resulting from any reappraisal, revaluation or write-up of assets;

       (e) any deferred or other credit representing any excess of the equity in any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary; and

       (f) any gain arising from the acquisition of any equity securities of the Company or any Subsidiary.

       "Consolidated Tangible Net Worth" shall mean, as of the date of any determination thereof, the sum of the capital stock (including capital in excess of par and any other capital surplus) accounts (net of treasury shares) plus (or minus in the case of a deficit) the retained earnings determined on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP, including the making of appropriate deductions for Minority Interests, if any, in Subsidiaries minus Intangible Assets and computed before giving effect to cumulative foreign exchange translation gains or losses.

       "Coverage Ratio" shall mean for any period for which the same is to be determined, the ratio of (i) the sum of Earnings Before Interest and Taxes, plus Rentals to (ii) the sum of Interest Expense plus Rentals for the Company and its Subsidiaries all as determined on a consolidated basis in accordance with GAAP.

       "Debt Placement" shall mean the issuance and sale by the Company for consideration of debt securities (including debt securities convertible into equity securities) issued by the Company provided (i) no amount paid or prepaid on any such security may be reborrowed, (ii) such securities have maturities of no less than five years and (iii) such securities contain financial covenants no more restrictive than those contained herein.

       "Default" shall mean any event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default.

       "Domestic Cash and Cash Equivalents" shall mean as of the date of any determination thereof, the sum of (i) all U.S. Dollars of the Company or any of its Subsidiaries held in accounts of such Person in the United States and
  (ii) all investments of the Company and its Subsidiaries of a type described in Sections 8.13(a), (b) or (c) hereof maturing within 60 days from the date of determination thereof, all as determined on a consolidated basis in accordance with GAAP.

       "Domestic Rate" shall mean for any day the greater of:

       (i) the rate of interest announced by Harris Trust and Savings Bank from time to time as its prime commercial rate (it being understood that such rate may not be such Bank's best or lowest rate), with any change in the Domestic Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate; and

       (ii) the sum of (x) the rate for that day set forth opposite the caption "Federal Fund (Effective)" in the daily statistical release designated as "Composite 3:30 P.M. Quotations for U.S. Government Securities", or any successor publication, published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, the rates quoted to the Agent as the prevailing rates per annum (rounded upward, if necessary, to the next higher 1/100 of 1%) bid at approximately 11:00 a.m. (New York time) (or as soon thereafter as is practicable) on such day by two or more New York or Chicago Federal funds dealers of recognized standing selected by the Agent for the purchase at face value of Federal funds in the secondary market in an amount comparable to the principal amount owed to the Agent for which such rate is being determined, plus (y) 1/2 of 1%.

       "Domestic Rate Loan" shall mean a Committed Loan bearing interest as specified in Section 1.4(a) hereof.

       "Earnings Before Interest and Taxes" shall mean, with reference to any period, Consolidated Net Income for such period plus all amounts deducted in computing the same for Interest Expense and federal, state and local income taxes all as computed on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP.

       "Earnings Before Interest, Taxes, Depreciation and Amortization" shall mean, with reference to any period, Earnings Before Interest and Taxes for such period plus all amounts deducted in computing the same for depreciation of fixed assets and amortization of intangibles all as computed on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP.

       "Equity Placement" means the issuance or sale for consideration by the Company of shares of its capital stock.

       "ERISA" shall mean the Employee Retirement Income Security Act of 1974 as amended.

       "Eurocurrency Loan" shall mean a Loan bearing interest as specified in
  Section 1.4(b) hereof.

       "Eurocurrency Rate Margin" shall have the meaning specified in Section 1.4(b) hereof.

       "Eurocurrency Reserve Percentage" shall have the meaning specified in
  Section 1.4(b) hereof.

       "Event of Default" shall mean any of the events specified in Section 9.1 hereof.

       "Exchange Rate" shall mean, when converting an Alternative Currency into U.S. dollars, the rate quoted by the Agent at the opening of business on the date any determination thereof is to be made, for the spot rate at which such Alternative Currency is offered for sale by the Agent against delivery in U.S. Dollars.

       "Fixed Rate Loan" means Eurocurrency Loans and Bid Loans.

       "Funded Indebtedness" shall mean all obligations of the Company or its Subsidiaries for borrowed money as computed on a consolidated basis in accordance with GAAP.

       "GAAP" shall mean generally accepted accounting principles as in effect from time to time and applied in a manner consistent with the audit report referred to in Section 6.3 hereof.

       "Guaranties" shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of the Company or any of its Subsidiaries guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation, of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase on default such Indebtedness or obligation or any Property constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness or obligation, (y) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, or (iii) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (iv) to otherwise assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof resulting from the primary obligor's failure to pay or perform. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness shall be deemed to be Indebtedness equal to the principal amount of the Indebtedness which has been guaranteed.

       "Guaranty Agreement" is defined in Section 5.2 hereof.

       "Hedging Liabilities" shall mean the liability of the Company with respect to one or more interest rate exchange, cap, collar, floor or other interest rate hedging agreements or forward foreign exchange contracts or spot foreign exchange transactions with any Bank for the purpose of hedging or otherwise protecting the Company against changes in interest rates on the Notes or changes in the exchange rate of certain foreign currencies to U.S. Dollars.

       "Indebtedness" shall mean and include all (i) obligations of the Company or any of its Subsidiaries for borrowed money or which have been incurred in connection with the acquisition of Property or assets (other than trade accounts payable arising in the ordinary course of business), (ii) obligations secured by any Lien upon Property owned by the Company or any of its Subsidiaries, even though such Person has not assumed or become liable for the payment of such obligations, (iii) noncontingent obligations created or arising under any conditional sale or other title retention agreement with respect to Property acquired by the Company or any of its Subsidiaries, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of Property, (iv) obligations (other than obligations under any lease which is not a Capitalized Lease and obligations in an amount equal to the demand component of any contract providing for usual and customary utility services, including gas, water, electricity and wastewater treatment services) of the Company or any of its Subsidiaries to purchase any Property or to obtain the services of another Person if the contract requires that payment for such Property or services be made regardless of whether such Property is delivered or such services are performed, except that no obligation shall constitute Indebtedness solely because the contract provides for liquidated damages or reimbursement of expenses following cancellation,
  (v) all Guaranties by the Company or any of its Subsidiaries, (vi) Capitalized Lease Obligations and (vii) obligations in respect of letters of credit but only to the extent that the letter of credit does not support an obligation of such Person already included in Indebtedness, provided that the term "Indebtedness" shall not include Hedging Liabilities.

       "Indebtedness To Cash Flow Ratio" shall mean the ratio of Funded Indebtedness less Domestic Cash and Cash Equivalents for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP as of any date of determination to Earnings Before Interest, Taxes, Depreciation and Amortization for the four quarter period (taken as a single accounting period) ending as of any date of determination.

       "Intangible Assets" shall mean all assets of the Company or any of its Subsidiaries which are not Tangible Assets.

       "Interest Expense" shall mean with reference to any period all interest charges (including amortization of debt discount and expense) accrued for such period on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP, whether or not paid and in any event including imputed interest on Capitalized Leases.

       "Interest Period" shall have the meaning specified in Section 3.1 hereof.

       "Lending Office" shall have the meaning specified in Section 4.12 hereof.

       "Letter of Credit" is defined in Section 1.3(a) hereof.

       "Letter of Credit Utilization" means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawings under all Letters of Credit then outstanding plus (ii) the aggregate amount of all drawings under Letters of Credit honored by the Agent and not theretofore reimbursed by the Company (whether out of the proceeds of a Borrowing of Loans or otherwise).

       "Leverage Ratio" shall mean as of any date the same is to be determined the ratio (computed as a percentage) of (i) Funded Indebtedness less Domestic Cash and Cash Equivalents to (ii) the Funded Indebtedness plus Consolidated Equity less Domestic Cash and Cash Equivalents all as computed on a consolidated basis in accordance with GAAP.

       "LIBOR" shall have the meaning specified in Section 1.4(b) hereof.

       "Lien" shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, including, without limitation, the security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes and including any Capitalized Lease. For the purpose of this Agreement, the Company or a Subsidiary shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in another Person for security purposes.

       "Loans" means and includes the Committed Loans and Bid Loans unless the context in which such term is used shall otherwise require.

       "Minority Interests" shall mean any shares of stock of any class of a Restricted Subsidiary (other than directors' qualifying shares as required by law) that are not owned by the Company and/or one or more of its wholly-owned Subsidiaries. Minority Interests shall be valued by valuing Minority Interests constituting preferred stock at the voluntary or involuntary liquidation value of such preferred stock, whichever is greater, and by valuing Minority Interests constituting common stock at the book value of capital, paid-in-capital and retained earnings applicable thereto adjusted, if necessary, to reflect any changes from the book value of such common stock required by the foregoing method of valuing Minority Interests in preferred stock.

       "Note" means and includes the Revolving Credit Notes and Bid Notes unless the context in which such term is used shall otherwise require.

       "Offer" shall have the meaning set forth in Section 2.2(c) hereof.

       "Original Dollar Amount" means in relation to any Loan denominated in an Alternative Currency, the U.S. Dollar Equivalent of such Loan on the day it is made.

       "Person" shall mean an individual, partnership, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

       "Plan" shall have the meaning set forth in Section 6.14 hereof.

       "Pledge Agreement" shall have the meaning specified in Section 5.1.

       "Property" shall mean any interest of any kind in property or assets, whether real, personal or mixed, and whether tangible or intangible.

       "Refunding Borrowing" is defined in Section 1.6(d) hereof.

       "Rentals" shall mean and include all fixed rents (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the Property) payable by the Company or a Subsidiary, as lessee or sublessee, under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Company or a Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges and imputed interest on Capitalized Leases.

       "Required Banks" shall mean Banks granting 66 2/3% or more of the Commitments, or if the Commitments have terminated, Banks holding 66 2/3% or more of the outstanding principal amount of the Loans (which, in the case of Eurocurrency Loans denominated in an Alternative Currency, means the Original Dollar Amount thereof) or credit risk incident to the Letters of Credit.

       "Restricted Payments" shall have the meaning as set forth in Section
  8.14 hereof.

       "Restricted Subsidiary" shall mean any Subsidiary (a) which is organized under the laws of the United States or any State thereof; (b) which conducts substantially all of its business and has substantially all of its assets within the United States; and (c) of which 100% (by number of votes) of the voting stock is at all times owned by the Company and/or one or more Restricted Subsidiaries.

       "Revolving Credit Note" shall have the meaning as set forth in Section 3.6(a) hereof.

       "RIIFC Bonds" is defined in Section 8.11(b) hereof.

       "Subsidiary" shall mean, as to any particular parent corporation, any corporation of which more than 50% (by number of votes) of the voting stock shall be owned by such parent corporation and/or one or more corporations which are themselves wholly-owned Subsidiaries of such parent corporation.

       "Tangible Assets" shall mean, as of the date of any determination thereof, the total amount of all assets of the Company or its Subsidiaries (less depreciation, depletion and other properly deductible valuation reserves) after deducting the following: goodwill, patents, trade names, trade marks, copyrights, franchises, experimental expense, organization expense, unamortized debt discount and expense, the excess of cost of shares acquired over book value of related assets, any write up in the book value of any asset resulting from a revaluation thereof subsequent to February 28, 1990 (other than a revaluation of foreign currency) and such other assets as are properly classified as "intangible assets" in accordance with GAAP all as computed on a consolidated basis in accordance with GAAP.

       "Termination Date" shall mean May 12, 2000 or such later date as may be agreed upon pursuant to Section 4.6 hereof.

       "U.S. Dollars" means the lawful currency of the United States of America.

       "U.S. Dollar Equivalent" means the amount of U.S. Dollars which would be realized by converting an Alternative Currency into U.S. Dollars in the spot market at the exchange rate quoted by the Agent at approximately 11:00 a.m. (London, England time) two Business Days prior to the date on which a computation thereof is required to be made, to major banks in the interbank exchange market for the purchase of U.S. Dollars for such Alternative Currency.

       "Voting Stock" of any Person means capital stock of any class or classes (however designated) having ordinary voting power for the election of directors of such Person, other than stock having such power only by reason of the happening of a contingency.

       Section 10.2. Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, applied consistently (except for changes in application with respect to which the Auditors concur) with the principles used in preparation of the February 28, 1994 financial statements of the Company and its Subsidiaries heretofore delivered to the Banks, except where such principles are inconsistent with the specific provisions of this Agreement.

       Section 10.3. Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

  Section 11.    The Agent.

       Section 11.1. Appointment and Authorization. Each Bank hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers hereunder and under the Collateral Documents as are designated to the Agent by the terms hereof and thereof together with such powers as are reasonably incidental thereto. The Agent may resign at any time by sending twenty (20) days prior written notice to the Company and the Banks and may be removed by the Required Banks upon twenty (20) days prior written notice to the Company and the Banks. In the event of any such resignation or removal the Required Banks may appoint a new agent reasonably acceptable to the Company, which shall succeed to all the rights, powers and duties of the Agent hereunder and under the Collateral Documents and the Guaranty Agreements. Any resigning or removed Agent shall be entitled to the benefit of all the protective provisions hereof with respect to its acts as an agent hereunder, but no successor Agent shall in any event be liable or responsible for any actions of its predecessor. If the Agent resigns or is removed and no successor is appointed, the rights and obligations of such Agent shall be automatically assumed by the Required Banks and (i) the Company shall be directed to make all payments due each Bank hereunder directly to such Bank and (ii) the Agent's rights in the Collateral Documents and Guaranty Agreements shall be assigned without representation, recourse or warranty to the Banks as their interests may appear.

       Section 11.2. Rights as a Bank. The Agent has and reserves all of the rights, powers and duties hereunder and under its Note, the Collateral Documents and the Guaranty Agreements as any Bank may have and may exercise the same as though it were not the Agent and the terms "Bank" or "Banks" as used herein and in all of such documents shall, unless the context otherwise expressly indicates, include the Agent in its individual capacity as a Bank. The Agent reserves the right to engage in other business transactions with the Company and its affiliates.

       Section 11.3. Standard of Care. The Banks acknowledge that they have received and approved copies of the Collateral Documents, Applications and the Guaranty Agreements, and such other information and documents concerning the transactions contemplated and financed hereby as they have requested to receive and/or review. The Agent makes no representations or warranties of any kind or character to the Banks with respect to the validity, enforceability, genuineness, perfection, value, worth or collectibility hereof or of the Notes, the Guaranty Agreements, the Applications or Collateral Documents or of the liens provided for thereby or of any other documents called for hereby or thereby or of the Collateral. The Agent need not verify the worth or existence of the Collateral. Neither the Agent nor any director, officer, employee, agent or representative thereof (including any security trustee therefor) shall in any event be liable for any clerical errors or errors in judgment, inadvertence or oversight, or for action taken or omitted to be taken by it or them hereunder or under the Collateral Documents or under the Guaranty Agreements or under the Applications or in connection herewith or therewith except for its or their own gross negligence or willful misconduct. The Agent shall incur no liability under or in respect of this Agreement or the Collateral Documents or the Applications or the Guaranty Agreements by acting upon any notice, certificate, warranty, instruction or statement (oral or written) of anyone (including anyone in good faith believed by it to be authorized to act on behalf of the Company), unless it has actual knowledge of the untruthfulness of same. The Agent agrees to use the same care in protecting the interests of the Banks in the Loans and Letters of Credit as it uses for similar loans and letters of credit held by it solely for its own account. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agencies hereby created and its duties hereunder, and shall incur no liability to anyone and be fully protected in acting upon the advice of such counsel. The Agent shall be entitled to assume that no Default or Event of Default exists, absent actual knowledge thereof, unless notified to the contrary by a Bank. The Agent shall in all events be fully protected in acting or failing to act in accord with the instructions of the Required Banks. Upon the occurrence of an Event of Default hereunder, the Agent shall take such action with respect to the enforcement of the Guaranty Agreements and the enforcement of its liens on the Collateral and the preservation and protection thereof as it shall be directed to take by the Required Banks (and shall consult with the Banks as to actions to be taken) but unless and until the Required Banks have given such direction the Agent shall take or refrain from taking such actions as it deems appropriate and in the best of interest of all Banks. The Agent shall in all cases be fully justified in failing or refusing to act hereunder unless indemnified to its reasonable satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent may treat the owner of any Note as the holder thereof until written notice of transfer shall have been filed with it signed by such owner in form satisfactory to the Agent. Each Bank acknowledges that it has independently and without reliance on the Agent or any other Bank and based upon such information, investigations and inquiries as it deems appropriate made its own credit analysis and decision to extend credit to the Company. It shall be the responsibility of each Bank to keep itself informed as to the creditworthiness of the Company and its Subsidiaries and the Agent shall have no liability to any Bank with respect thereto.

       Section 11.4. Costs and Expenses. Each Bank agrees to reimburse the Agent for all out-of-pocket costs and expenses suffered or incurred by the Agent or any security trustee in performing its duties hereunder and under the Collateral Documents and under the Guaranty Agreements and under the Applications or in the exercise of any right or power imposed or conferred upon the Agent hereby or thereby, to the extent that the Agent is not promptly reimbursed for same by the Company or out of the Collateral, all such costs and expenses to be borne by the Banks ratably in accordance with the amounts of their respective Commitments, or if the Commitments have been terminated, ratably in accordance with the amounts of the outstanding principal balance of Loans held by the Banks.

       Section 11.5. Indemnity. The Banks shall ratably indemnify and hold the Agent and its directors, officers, employees, agents or representatives (including as such any security trustee therefor) harmless from and against any liabilities, losses, costs or expenses suffered or incurred by them hereunder or under the Collateral Documents or under the Guaranty Agreements or under the Applications or in connection with the transactions contemplated hereby or thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Company or out of the Collateral and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified.

  Section 12.    Miscellaneous.

       Section 12.1 Waiver of Rights. No delay or failure on the part of the Company, any Bank or the holder or holders of any Note in the exercise of any power or right shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise thereof, or the exercise of any other power or right, preclude any other right or the further exercise of any other rights, and the rights and remedies hereunder of the Company, the Banks and of the holder or holders of any Note are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

       Section 12.2. Non-Business Day. (a) If any payment of principal or interest on any Domestic Rate Loan shall fall due on a day which is not a Business Day, interest at the rate such Loan bears for the period prior to maturity shall continue to accrue on such principal from the stated due date thereof to and including the next succeeding Business Day on which the same is payable.

       (b) If any payment of principal or interest on any Eurocurrency Loan shall fall due on a day which is not a Business Day, the payment date therefor shall be extended to the next date which is a Business Day and the Interest Period for such Eurocurrency Loan shall be accordingly extended, unless as a result thereof any payment date would fall in the next calendar month, in which case such payment date shall be the immediately preceding Business Day and the relevant Interest Period shall be correspondingly abbreviated. In either case the next Interest Period shall be measured from the payment date so adjusted.

       Section 12.3. Documentary Taxes. The Company agrees to pay any documentary, stamp or similar taxes payable in respect to this Agreement or any Note, Letter of Credit, Application, Guaranty Agreement or Collateral Document, including interest and penalties, in the event any such taxes are assessed irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

       Section 12.4. Survival of Representations. All representations and warranties made herein or in certificates given pursuant hereto shall survive the execution and delivery of this Agreement and of the Notes and Applications, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

       Section 12.5. Survival of Indemnities. All indemnities and all other provisions relative to reimbursement to the Banks of amounts sufficient to protect the yield of the Banks hereunder, including, but not limited to, Sections 3.5, 4.11, 12.3, 12.11 and 12.15 hereof, shall survive the termination of this Agreement and the payment of the Notes.

       Section 12.6. Set-off Sharing. Each Bank agrees with each other Bank that in the event that such Bank receives and retains any payment, whether by setoff or application of deposit balances or otherwise, on or in respect of any Note outstanding under this Agreement in excess of the amount it would have received had such payment been made to the Agent and distributed in accord with Section 4.8 hereof then such Bank shall purchase for cash at face value, but without recourse, ratably from each of the other Banks such amounts of the Notes, held by each such other Bank as shall be necessary to cause such Bank to share such excess payment in the manner called for by
  Section 4.8 hereof, provided however that if any such purchase is made by any Bank and if such excess payment or part thereof is thereafter recovered from such purchasing Bank, the related purchases from the other Banks shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest.

       Section 12.7. Notices. All communications provided for herein shall be in writing or by telex or by telegraph, except as otherwise specifically provided for hereinabove, addressed, if to the Company at 3600 Sunset Avenue, Waukegan, Illinois 60087 Attention: Chief Financial Officer or if to the Agent or Banks at their respective addresses set forth opposite their respective signatures hereto, or at such other address as shall be designated by any party hereto in a written notice to each other party pursuant to this
  Section 12.7. Any notice in writing shall be deemed to have been given or made when served personally or when received if sent by United States mail, and any notice given by telex or telegraphic means shall be deemed given when transmitted (answerback confirmed); provided that any notice to the Agent or any Bank under Sections 2 and 3 hereof shall only be effective upon receipt.

       Section 12.8.  Counterparts.   This Agreement may be executed in any
  number of counterparts, and by the different parties on different counterparts, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.

       Section 12.9. Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns, and shall be binding upon and inure to the benefit of the Banks and their respective successors and permitted assigns, including any subsequent holder of any Note. The Company may not assign its rights or obligations hereunder without the prior written consent of the Banks.

       Section 12.10. Participants. Each Bank shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made, and/or Commitments held, by such Bank at any time and from time to time to one or more other financial institutions, provided that no such participant shall have any rights under this Agreement or any Note (the participant's rights against the Bank granting its participation to be those set forth in the participation agreement between the participant and such Bank) and no such Bank shall agree with any such participant to refrain from agreeing to waivers, amendments, modifications or releases hereunder or under the Notes or under the Applications or Collateral Documents or Guaranty Agreements without the consent of such participant except for waivers, amendments and modifications which pursuant to the terms of Section 12.14 hereof require the consent of all Banks and except for consents to releases of Collateral or Guaranty Agreements. Each such Bank shall be entitled to the benefits of Sections 3.5 and 4.11 hereof to the extent such Bank would have been so entitled had no such participation been sold.

       Section 12.11. Costs and Expenses. The Company agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Agent in connection with the negotiation, preparation, execution, delivery, recording and/or filing and/or release of this Agreement, the Guaranty Agreements, the Notes, the Applications and the Collateral Documents and the other instruments and documents to be delivered hereunder or thereunder or in connection with the transactions contemplated hereby or thereby or in connection with any consents hereunder or thereunder or waivers or amendments hereto or thereto, including the fees and out-of-pocket expenses of counsel for the Agent with respect to all of the foregoing, and all recording, filing, title insurance or other fees, costs and taxes incident to perfecting a lien upon the collateral security for the Notes, Applications and other obligations of the Company (the fees of appraisers) or releasing any such lien, and all reasonable costs and expenses (including reasonable attorneys' fees), incurred by the Agent, any security trustee for the Banks, the Banks or any other holders of a Note in connection with a Default or the enforcement of this Agreement, the Notes, the Applications, the Guaranty Agreements or the Collateral Documents and the other instruments and documents to be delivered hereunder or thereunder and all costs, fees and taxes of the types enumerated above incurred in supplementing (and recording or filing supplements to) the Collateral Documents in connection with assignments contemplated by Section
  12.13 hereof if counsel to the Agent believes such supplements to be appropriate or desirable. The Company shall pay the Agent for field audits of the Collateral, provided that the Company shall not be required to pay for more than two such field audits per annum unless a Default or an Event of Default has occurred and is continuing, in which case the Company shall pay for all such field audits. The Company agrees to indemnify and save the Banks, the Agent and any security trustee for the Banks harmless from any and all liabilities, losses, costs and expenses incurred by the Banks or the Agent in connection with any action, suit or proceeding brought against the Agent, any security trustee, or any Bank by any Person which arises out of the transactions contemplated or financed hereby or by the Notes or Collateral Documents or out of any action or inaction by the Agent, any security trustee, or any Bank hereunder or thereunder (except for such thereof as is caused by the gross negligence or willful misconduct of the party indemnified) and against any claims of brokers or finders in connection with the transactions contemplated or financed hereby. The provisions of this Section 12.11 shall survive payment of the Notes.

       Section 12.12. Construction. The parties hereto acknowledge and agree that this Agreement shall not be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation and preparation of this Agreement.

       Section 12.13. Assignment Agreements. Each Bank may, from time to time, with the consent of the Company and the Agent, assign to other financial institutions part of the indebtedness evidenced by the Notes then owned by it together with an equivalent proportion of its obligation to make Loans and participate in Letters of Credit hereunder pursuant to written agreements executed by the assignor, the assignee and the Company, which agreements shall specify in each instance the portion of the indebtedness evidenced by the Notes which is to be assigned to each such assignee and the portion of the Commitment of the assignor to be assumed by such assignee (the "Assignment Agreements"), provided that the Company and/or the Agent may in their sole discretion withhold their consent to any assignment by a Bank of less than all of its Commitment if as a result thereof either the assignor or the assignee will have a Commitment hereunder of less than $5,000,000. Upon the execution of each Assignment Agreement by the assignor, the assignee and the Company (i) such assignee shall thereupon become a "Bank" for all purposes of this Agreement with a Commitment in the amount set forth in such Assignment Agreement and with all the rights, powers and obligations afforded a Bank hereunder, (ii) the assignor shall have no further liability for funding the portion of its Commitment assumed by such other Bank and (iii) the address for notices to such Bank shall be as specified in the Assignment Agreement executed by it. Concurrently with the execution and delivery of such Assignment Agreement, the Company shall execute and deliver a new Note to the assignee Bank in the amount of its Commitment and a new Note to the assignor Bank in the amount of its Commitment after giving effect to the reduction occasioned by such assignment, all such notes to constitute "Notes" for all purposes of this Agreement. The Company also agrees to, at its expense, execute and deliver such documents and do and provide such other acts and things as the Agent may reasonably require to assure that the Company's obligations to the assignee Bank are secured with the Collateral.

  Upon each such assignment, the Bank granting such assignment shall pay to the Agent for the Agent's sole account a fee of $2,500.

       Section 12.14. Amendments and Waivers. No provision of this Agreement or of the Collateral Documents may be amended or waived except in writing signed by the Company and the Required Banks and, if the rights or duties of the Agent are affected thereby, by the Agent and no Collateral may be released except as provided for herein or in the Collateral Documents without the consent of the Required Banks; provided that no such amendment or waiver shall, unless signed by all Banks, (i) increase or extend the Commitment of any Bank or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan from any Bank or any fees due such Bank hereunder, (iii) change the stated time or manner of any payment of principal of or interest on any Loan from such Bank or any fees due such Bank hereunder, (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Banks required for the Banks or any of them to take any action under this Section 12.14 or any other provisions of this Agreement or (v) release any Collateral or any Guaranty Agreement.

       Section 12.15. Currency. Each reference in this Agreement to U.S. Dollars or to an Alternative Currency (the "relevant currency") is of the essence. To the fullest extent permitted by law, the obligation of the Company in respect of any amount due in the relevant currency under this Agreement shall, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the relevant currency that the Bank entitled to receive such payment may, in accordance with normal banking procedures, purchase with the sum paid in such other currency (after any premium and costs of exchange) on the Business Day immediately following the day on which such party receives such payment. If the amount of the specified currency so purchased is less than the sum originally due to such Bank or the Agent in the specified currency, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Bank and the Agent against such loss, and if the amount of the specified currency so purchased exceeds the sum of
  (a) the amount originally due to the applicable Bank or the Agent in the specified currency plus (b) any amounts shared with other Banks as a result of allocations of such excess as a disproportionate payment to such Bank under Section 12.6 hereof, such Bank or the Agent, as the case may be, agrees to remit such excess to the Company.

       Section 12.16. Governing Law. This Agreement and the Notes, and the rights and duties of the parties hereto, shall be construed and determined in accordance with and governed by the internal laws of the State of Illinois without regard to principles of conflicts of law.

       Section 12.17. Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

       Section 12.18. Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

       Upon your acceptance hereof in the manner hereinafter set forth, this Agreement shall be a contract between us for the purposes hereinabove set forth.

       Executed and delivered at Chicago, Illinois as of this 12th day of May, 1995.

                                             THE CHERRY CORPORATION

  (Corporate Seal)
                                             By____________________________
                                               Its_________________________

  Attest:


  _________________________________
              Secretary

       Accepted and agreed to as of the day and year last above written.

  Address and Amount of Commitments:

  111 West Monroe Street                     Harris Trust And Savings Bank,
  Chicago, Illinois 60690                      individually and as Agent
  Attn:  Mr. John Smart, Vice President
  Telephone:  (312) 461-6022
  Telecopier:  (312) 461-2591                By_____________________________
                                               Its Vice President

  Revolving Credit Commitment:               Lending Office:
  $30,000,000                                Harris Trust and Savings Bank
                                             111 West Monroe Street
                                             Chicago, Illinois 60690



  2850 West Golf Road                        BANK OF AMERICA ILLINOIS
  Rolling Meadows, Illinois  60008
  Attn:  Mr. Edmund H. Lester, Vice
    President                                By____________________________
  Telephone:  (708) 952-1110                   Its_________________________
  Telecopier:  (708) 952-1136

  Revolving Credit Commitment:               Lending Office:
  $21,000,000                                Bank of America Illinois
                                             231 South LaSalle Street
                                             Chicago, Illinois  60697



  181 West Madison Street                    SOCIETE GENERALE
  Chicago, Illinois  60602
  Attn: Mr. Joe Philbin
  Telephone:  (312) 578-5000                 By___________________________
  Telecopier:  (312) 578-5099                  Its________________________

  Revolving Credit Commitment:               Lending Office:
  $7,000,000                                 181 West Madison Street
                                             Chicago, Illinois  60602



  333 West Wacker Drive                      BAYERISCHE VEREINSBANK AG
  Chicago, Illinois  60606
  Attn: Mr. Marty O'Malley

  Telephone:  (312) 368-3300                 By___________________________
  Telecopier:  (312) 368-8615                  Its________________________

  Revolving Credit Commitment:
  $7,000,000                                 By___________________________
                                               Its________________________

                                             Lending Office:
                                             333 West Wacker Drive
                                             Chicago, Illinois  60606

                                     EXHIBIT A

                              THE CHERRY CORPORATION

                               REVOLVING CREDIT NOTE


                                                                    May 12, 1995
                                                               Chicago, Illinois


          FOR VALUE RECEIVED, the undersigned, The Cherry Corporation, a Delaware corporation (the "Company") promises to pay to the order of _________________________ (the "Bank") on the Termination Date of the hereinafter defined Credit Agreement at the office of Harris Trust and Savings Bank at 111 West Monroe Street, Chicago, Illinois (or, in the case of Eurocurrency Loans denominated in an Alternative Currency, at such office as the Agent has previously notified the Company) in immediately available funds in the currency in which Committed Loan was made, the aggregate unpaid principal amount of all Committed Loans made by the Bank to the Company under its Revolving Credit Commitment provided for under the Credit Agreement hereinafter mentioned and with each Loan to mature and become payable on the last day of the Interest Period applicable thereto, but in no event later than the Termination Date, together with interest on the principal amount of each Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates specified in said Credit Agreement.

          The Bank shall record on its books or records or on a schedule to this Note which is a part hereof the principal amount and type of each Committed Loan, all payments of principal and interest and the principal balances from time to time outstanding, whether the Committed Loan is Eurocurrency Loan or Domestic Rate Loan and, in the case of any Eurocurrency Loan, the currency thereof and the interest rate and Interest Period applicable thereto;
  provided that prior to the transfer of this Note all such amounts shall be recorded on a schedule attached to this Note. The record thereof, whether shown on such books or records or on a schedule to this Note, shall be prima facie evidence as to all such amounts; provided, however, that the failure of the Bank to record any of the foregoing or any error in such record shall not limit or otherwise affect the obligation of the Company to repay all Committed Loans, together with accrued interest thereon.

          This Note is one of the Notes referred to in and issued under that certain Credit Agreement dated as of May 12, 1995, among the Company, Harris Trust and Savings Bank, as Agent, and the Banks party thereto (the "Credit Agreement") and may be secured, inter alia by certain pledge agreements and other instruments and documents from the Company's Restricted Subsidiaries and this Note and the holder hereof are entitled to all of the benefits provided for thereby or referred to therein, to which Credit Agreement and collateral documents reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as such terms have in said Credit Agreement.

          Prepayments may and are required to be made on the Loans evidenced hereby and this Note (and the Loans evidenced hereby) may be declared due prior to the expressed maturity thereof, all in the events, on the terms and in the manner as provided for in said Credit Agreement. This Note shall be construed in accordance with and governed by the internal laws of Illinois.

          The Company hereby waives demand, presentment, protest or notice of any kind hereunder.

                                             THE CHERRY CORPORATION


                                             By____________________________
                                               Its:________________________

                                     EXHIBIT B

                                     BID NOTE


                                                                    May 12, 1995
                                                               Chicago, Illinois


          FOR VALUE RECEIVED, the undersigned, The Cherry Corporation (the "Company") promises to pay to the order of ____________________________ (the "Bank") at the office of Harris Trust and Savings Bank in Chicago, Illinois, the aggregate unpaid principal amount of all Bid Loans made by the Bank to the Company under the Credit Agreement hereinafter mentioned and with each Bid Loan to mature and become payable on its maturity date as established pursuant to such Credit Agreement, together with interest on the principal amount of each Bid Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in said Credit Agreement.

          The Bank shall record on its books or records or on a schedule to this Note which is a part hereof the principal amount, interest rate and maturity date of each Bid Loan and all payments of principal and interest thereon; provided that prior to the transfer of this Note all such amounts shall be recorded on a schedule attached to this Note. The record thereof, whether shown on such books or records or on a schedule to this Note, shall be prima facie evidence as to all such amounts; provided, however, that the failure of the Bank to record any of the foregoing or any error therein shall not limit or otherwise affect the obligations of the Company hereunder or under the Credit Agreement.

          This Note is one of the Notes referred to in and issued under that certain Credit Agreement dated as of May 12, 1995, between the Company, Harris Trust and Savings Bank, as Agent, and the Banks party thereto, as amended from time to time (the "Credit Agreement"), and this Note and the holder hereof are entitled to all of the benefits provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as such terms have in the Credit Agreement.

          This Note (and the Bid Loans evidenced hereby) may be declared or may become due prior to the expressed maturity thereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement. This Note shall be construed in accordance with and governed by the internal laws of the State of Illinois.

                                             THE CHERRY CORPORATION


                                             By_____________________________
                                               Its__________________________

                                     EXHIBIT C

                           BID LOAN REQUEST CONFIRMATION


  [Date]

  Harris Trust and Savings Bank
    as Agent for the Banks
    party to the Credit Agreement
    referred to below

  Attention:

          The undersigned refers to the Credit Agreement dated as of May 12, 1995, as amended from time to time (the "Credit Agreement"), among The Cherry Corporation, the Banks named therein and Harris Trust and Savings Bank as Agent for the Banks. Capitalized terms used and not defined herein have the meanings assigned to them in the Credit Agreement. The Borrower hereby confirms that it has, on the date hereof, given you notice pursuant to
  Section 2.2 of the Credit Agreement that it requests a Bid Loan Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Bid Loan Borrowing is requested to be made:

     (A)  Date of Bid Loan Borrowing<F1>          ____________

     (B)  Aggregate Principal Amount of
          Bid Loan Borrowing<F2>                  ____________

     (C)  Interest Period(s) and maximum          ____________   __________
          amount, if different from (B),          ____________   __________
          for each Interest Period                ____________   __________

  Upon acceptance of any or all of the Bids offered by Banks in response to this request, the Borrower shall be deemed to affirm as of such date of acceptance that each of the conditions to Borrowing set forth in subsections
  (b), (c) and (d) of Section 6 of the Credit Agreement is satisfied.

                                             Very truly yours,

                                             THE CHERRY CORPORATION


                                             By_____________________________
                                               Its__________________________






  ____________________

<F1> The  Bid Loan Request Confirmation  must be received  on a  Business Day by the Agent not later than 2:30 p.m. (Chicago time) one (1) Business Day before the proposed Borrowing Date.


<F2> Not less than $3,000,000 and in integral multiples of $1,000,000.

                                     EXHIBIT D

                                 INVITATION TO BID


  [Name of Bank]                                                  [Date]
  [Address]

  Attention:

     Reference is made to the Credit Agreement, dated as of May 12, 1995, as amended from time to time (the "Credit Agreement") among The Cherry Corporation, the Banks named therein and Harris Trust and Savings Bank as Agent for the Banks. Capitalized terms used and not defined herein have the meanings assigned to them in the Credit Agreement. A Bid Loan Request was made on ______________, _____ pursuant to Section 2.2 of the Credit
  Agreement, and in that connection you are invited to submit a Bid by [Date].<F1> Your Bid must comply with Section 2.2 Of the Credit Agreement and the terms set forth below on which such Bid Loan Request was made.

     (A)  Date of Proposed Bid Loan Borrowing     ____________

     (B)  Aggregate Principal Amount of
          Bid Loan                                ____________

     (C)  Interest Period(s) and maximum          ____________   ____________
          amount, if different from (B),          ____________   ____________
          for any Interest Period                 ____________   ____________

                                             Very truly yours,

                                             HARRIS TRUST AND SAVINGS BANK,
                                               as Agent for the Banks


                                             By_____________________________
                                               Its__________________________



















  ____________________

<F1> The Bid  must be received by  the Agent not  later than 9:00  a.m. (Chicago time) on the proposed Borrowing Date.

                                     EXHIBIT E

                                CONFIRMATION OF BID


  [date]

  Harris Trust and Savings Bank,
    as Agent for the Banks party to the
    Credit Agreement referred to below

  Attention:

     The undersigned refers to the Credit Agreement dated as of May 12, 1995, as amended from time to time (the "Credit Agreement") among The Cherry Corporation, the Banks named therein and Harris Trust and Savings Bank as Agent for the Banks. Capitalized terms used and not defined herein have the meanings assigned to them in the Credit Agreement. The undersigned hereby confirms that on the date hereof it has made a Bid pursuant to Section 2.2 of the Credit Agreement, in response to the Bid Loan Request made on _____________, 19______, and in that connection sets forth below the terms on which such Bid is made:

     Date of proposed Bid Loan Borrowing:  ________________________.<F1>

          Principal                Interest                  Interest
          Amount<F2>               Period<F3>                Rate<F4>





                                             Vvery truly yours,

                                             [NAME OF BANK]


                                             By_____________________________
                                               Its__________________________







  ____________________

<F1> As specified in the related Invitation to Bid.

<F2> Principal amount bid  for each Interest Period may not exceed the principal amount requested by the Borrower or the maximum amount requested for that Interest Period, if less. Bids must be made in a minimum amount of $3,000,000 and in integral multiples of $1,000,000.

<F3> Up to  180 days  and  not less  than 1  day, as  specified in  the  related
     Invitation to Bid.

<F4> Specify  rate of interest per annum computed  on the basis of a year of 360 days and actual days elapsed.

                                     EXHIBIT F

                            NOTICE OF ACCEPTANCE OF BID


  [Name of Bank]                                                  [Date]
  [Address]

  Attention:

     Reference is made to the Credit Agreement, dated as of May 12, 1995, as amended from time to time (the "Credit Agreement") among The Cherry Corporation, the Banks named therein and Harris Trust and Savings Bank as Agent for the Banks. Capitalized terms used and not defined herein have the meanings assigned to them in the Credit Agreement. A Bid Loan Request was made on _____________, _______ pursuant to Section 2.2 of the Credit Agreement, and in that connection you have submitted a Bid. Your Bid has been accepted as set forth below.

     (A)  Date of Bid Loan Borrowing                   __________

                                          Principal    Interest      Interest
                                          Amount       Period          Rate

     (B)  Aggregate principal amount of   _________    _________     _________
          each Bid Loan and its Interest  _________    _________     _________
          Period and interest rate        _________    _________     _________

                                             Very truly yours,

                                             HARRIS TRUST AND SAVINGS BANK,
                                               as Agent for the Banks


                                             By_______________________________
                                               Its____________________________

                                     EXHIBIT G

                          Description of Closing Opinion
                            of Counsel for the Company

     The closing opinion of Messrs. McDermott, Will & Emery, counsel for the Company, called for by the Credit Agreement, shall be addressed to the Banks, and shall be to the effect that:

     Unless otherwise defined therein, capitalized terms used therein shall have the meanings assigned to such terms in that certain Credit Agreement dated
  May 12, 1995 (the "Credit Agreement").

     Such counsel is familiar with the corporate proceedings taken by the Company and the Restricted Subsidiaries in connection with the Credit Agreement, Guaranty Agreements and Notes and the transactions contemplated thereby. In addition, such counsel has examined and relied upon executed copies of such Credit Agreement, Guaranty Agreements and Notes, the Articles of Incorporation and the Bylaws of the Company and the Restricted Subsidiaries as in effect on the date hereof, certified supporting resolutions adopted by the Board of Directors of the Company and the Restricted Subsidiaries in connection with the Credit Agreement, Guaranty Agreements and the transactions contemplated thereby, a Certificate of corporate status issued by the Secretary of State of Delaware with respect to the Company, [certificates of corporate status issued by the Secretary's of State of - list jurisdictions - Restricted Subsidiaries] and other certificates executed by officers of the Company addressing facts material to such counsel's opinions as such counsel considers necessary or appropriate for the basis of the opinions expressed.

     In making the examination of such agreements and instruments in connection with the opinions expressed therein, such counsel has assumed the genuineness of all signatures (other than those of the Company and its Restricted Subsidiaries) and the authenticity of all documents submitted to such counsel as originals and the conformity with the originals of all documents submitted to such counsel as copies and has further assumed that each of the Banks has the corporate power to enter into and perform its obligations under the Credit Agreement and has assumed with respect to each of them due authorization by all requisite corporate action, due execution and delivery and the valid and binding effect of such documents and agreements on the Banks, and compliance by the Banks with applicable law.

     Based upon the foregoing and such other assumptions as are set forth therein, such counsel shall opine that:

          (1) The Company is a corporation legally existing and in good standing under the laws of the State of Delaware, has corporate power and authority and is duly authorized to enter into and perform the Credit Agreement and to issue the Notes and incur the indebtedness to be evidenced thereby.

          (2) The execution, delivery and performance by the Company of the Credit Agreement and the issuance by the Company of the Notes thereunder and execution, delivery and performance by the Company and its Restricted Subsidiaries of the Collateral Documents and Guaranty Agreements do not conflict with or result in any breach of any of the provisions of or constitute a default under or result in the creation or imposition of any Lien upon any of the Property of the Company or any Restricted Subsidiary pursuant to the provisions of the Certificate of Incorporation or By-laws of the Company and the Restricted Subsidiaries, nor to the best of the knowledge and belief of such counsel, under any material agreement or other instrument to which the Company or any Restricted Subsidiary is bound.

          (3) The Credit Agreement, Collateral Documents, Guaranty Agreements and Notes have each been duly authorized, executed and delivered by the Company and Restricted Subsidiaries (as appropriate) and each constitutes the legal, valid and binding contract and agreement of the Company and the Restricted Subsidiaries enforceable in accordance with its terms, except as such terms may be limited by bankruptcy, insolvency or similar laws, and legal and equitable principles, affecting or limiting the enforcement of creditors' rights generally.

          (4) To the best knowledge of such counsel, there are no proceedings pending or threatened, against or affecting the Company or any Restricted Subsidiary in any court or before any governmental authority or arbitration board or tribunal, not heretofore disclosed to the Banks in Schedule 6.5 to the Credit Agreement which involve the reasonable possibility of materially and adversely affecting the properties, business, prospects, profits or condition (financial or otherwise) of the Company or its Restricted Subsidiaries.

          (5) No approval, consent or withholding of objection of or on the part of, or filing, registration or qualification with, any governmental body, is necessary in connection with the execution and delivery of the Collateral Documents, the Guaranty Agreements or Credit Agreement or the issuance and delivery of the Notes thereunder.

     With respect to matters of fact on which such opinion is based, said counsel may reasonably rely on appropriate certificates of public officials and officers of the Company.

     Such opinion shall be delivered to the from time to time Banks under the Credit Agreement for their use and the use of their respective counsel. Such opinion may contain other assumptions and qualifications approved by the Agent and its counsel.

                                   SCHEDULE 6.1

                       SUBSIDIARIES AS OF FEBRUARY 28, 1995


     The Company's Subsidiaries, each of which has only a single class of stock outstanding, are as follows:

  A.      RESTRICTED SUBSIDIARIES

                                           PERCENTAGE
                          JURISDICTION      OF VOTING
  NAME OF                      OF        STOCK OWNED BY   2/28/95      2/28/95
  SUBSIDIARY              INCORPORATION    THE COMPANY     LOANS     INVESTMENT

  Cherry Semiconductor    Rhode Island        100%      $20,720,000  $3,369,000
    Corporation

  Cherry Systems              Texas           100%      $11,149,000  $1,065,000
    Corporation (f.k.a.
    Cherry Display
    Products Corporation)

  B.    SUBSIDIARIES (OTHER THAN RESTRICTED SUBSIDIARIES)

                                           PERCENTAGE
                          JURISDICTION      OF VOTING
  NAME OF                      OF        STOCK OWNED BY   2/28/95      2/28/95
  SUBSIDIARY              INCORPORATION    THE COMPANY     LOANS     INVESTMENT

  Cherry Mikroschalter  Federal Republic      100%          -0-      $6,693,000
    GmbH                   of Germany

  Cherry Electrical      United Kingdom       100%          -0-      $2,774,000
    Products Ltd.

  Cherry Sarl                France           100%          -0-        $66,000

  Cherasia Limited          Hong Kong         100%          -0-        $13,000

  Cherry Australia          Australia         100%        $7,000      ($43,000)
    Pty. Ltd.

                                   SCHEDULE 6.2

                              INDEBTEDNESS AND LIENS


  1. Obligations secured by property, plant and equipment located in Germany, entered into by Cherry Mikroschalter GmbH or subsidiaries with the following banks for the following amounts: (US dollars based upon February 28, 1995 DM/US Dollar exchange rate)

                                     Indebtedness         Liens

          Bayerische Vereinsbank        7,764,000      14,555,000
          IKB Bank                      4,252,000      10,803,000
          Hypobank                                      4,000,000
          Deutsche Bank                                 4,000,000
          Commerzbank                                   4,000,000
                                       ----------      ----------
               Total                   12,016,000      37,358,000

  2. Various capitalized leases with an approximate net present value of $2,200,000

  3. Short-term uncommitted borrowings of Cherry Mikroschalter of $18,464,000 (same exchange rate as above)

  4. Short-term uncommitted borrowings of the Company with Harris Trust and Savings Bank (up to $10,000,000), Societe Generale (up to $25,000,000) and Comerica Bank (up to $10,000,000).

                                   SCHEDULE 6.5

                                DISCLOSURE SCHEDULE


                                       None